Exhibit 2.1

MERGER AGREEMENT

AND

PLAN OF REORGANIZATION

by and among

ONE STOP SYSTEMS, INC.,

a California corporation

(“Buyer”)

and

MISSION TECHNOLOGY GROUP, INC.,

a California corporation

(“Target”)

and

RANDY JONES

(“Target Shareholder”)

July 6, 2016

TABLE OF CONTENTS

RECITALS		1
ARTICLE 1. EFFECT OF THE TRANSACTION		1
1.1	AGREEMENT TO MERGE	1
1.2	CLOSING DATE; EFFECTIVE TIME	2
1.3	GOVERNANCE OF SURVIVING CORPORATION	2
ARTICLE 2. CONVERSION OF SHARES		2
2.1	CONVERSION OF TARGET’S SHARES	2
2.2	CLOSING OF STOCK TRANSFER BOOKS	3
2.3	DISSENTERS’ RIGHTS	3
2.4	EXCHANGE OF SHARES; DELIVERIES	3
ARTICLE 3. TARGET’S REPRESENTATIONS AND WARRANTIES		5
3.1	ORGANIZATION, STANDING, QUALIFICATION; CORPORATE POWER AND ACTION	5
3.2	CAPITAL STRUCTURE OF TARGET	5
3.3	SUBSIDIARIES	6
3.4	TARGET FINANCIAL STATEMENTS; TARGET BALANCE SHEET DATE	6
3.5	TITLE TO ASSETS	7
3.6	INVENTORY	7
3.7	INTELLECTUAL PROPERTY	7
3.8	ACCOUNTS RECEIVABLE	9
3.9	INTERESTS IN TARGET’S PROPERTY	9
3.10	ABSENCE OF UNDISCLOSED LIABILITIES	10
3.11	ABSENCE OF SPECIFIED CHANGES	10
3.12	PERMITS, LICENSES, AND FRANCHISES	11
3.13	JUDGMENTS, DECREES, OR ORDERS RESTRAINING BUSINESS	11
3.14	INSURANCE	11
3.15	LABOR DISPUTES	11
3.16	ENVIRONMENTAL COMPLIANCE; HAZARDOUS MATERIALS	11
3.17	REAL PROPERTY	12
3.18	POWERS OF ATTORNEY	13
3.19	No VIOLATION OF OTHER INSTRUMENTS	13
3.20	LITIGATION	13
3.21	CONTRACTS	13
3.22	TAXES	15
3.23	PRIVACY AND DATA SECURITY	15
3.24	CUSTOMERS AND SUPPLIERS	16
3.25	AFFILIATED BUSINESSES	17
3.26	GOVERNMENT REPORTS	17
3.27	CLAIMS, INQUIRIES AND CITATIONS AFFECTING TARGET	17
3.28	CORPORATE DOCUMENTS	18
3.29	PERSONNEL	18
3.30	CONTINUITY OF BUSINESS ENTERPRISE	19
3.31	No BROKERS	19
3.32	DISCLOSURE	19
3.33	CERTAIN DEFINITIONS	19
3.34	No OTHER REPRESENTATIONS OR WARRANTIES	19

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ARTICLE 4. BUYER’S REPRESENTATIONS AND WARRANTIES		20
4.1	ORGANIZATION, STANDING, QUALIFICATION; CORPORATE POWER AND ACTION	20
4.2	No VIOLATION OF OTHER INSTRUMENTS	20
4.3	No BROKERS	21
4.4	CAPITAL STRUCTURE OF BUYER	21
4.5	BUYER FINANCIAL STATEMENTS; BUYER BALANCE SHEET DATE	21
4.6	INSURANCE	22
4.7	CONTINUITY OF BUSINESS ENTERPRISE	22
4.8	TITLE TO ASSETS	22
4.9	INTERESTS IN BUYER’S PROPERTY	22
4.10	ABSENCE OF UNDISCLOSED LIABILITIES	22
4.11	ABSENCE OF SPECIFIED CHANGES	23
4.12	PERMITS, LICENSES, AND FRANCHISES	24
4.13	JUDGMENTS, DECREES, OR ORDERS RESTRAINING BUSINESS	24
4.14	LABOR DISPUTES	24
4.15	ENVIRONMENTAL COMPLIANCE; HAZARDOUS MATERIALS	24
4.16	LITIGATION	25
4.17	CLAIMS, INQUIRIES AND CITATIONS AFFECTING BUYER	25
4.18	DISCLOSURE	25
4.19	CERTAIN DEFINITIONS	25
4.20	No OTHER REPRESENTATIONS OR WARRANTIES	26
ARTICLE 5. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		26
5.1	PERFORMANCE OF ACTS AND UNDERTAKINGS OF TARGET	26
5.2	CERTIFIED RESOLUTIONS	26
5.3	CONTINUED ACCURACY OF TARGET’S WARRANTIES	26
5.4	APPROVALS FROM AUTHORITIES	27
5.5	CONSENTS	27
5.6	BUYER SHAREHOLDER APPROVAL	27
5.7	TARGET SHAREHOLDER APPROVAL	27
5.8	DISSENTING SHARES	27
5.9	EMPLOYMENT AGREEMENTS	27
5.10	FILING OF MERGER AGREEMENT	27
5.11	TARGET’S DELIVERY OF UPDATED TARGET DISCLOSURE SCHEDULES	27
5.12	BUYER’S APPROVAL OF UPDATED TARGET DISCLOSURE SCHEDULES	27
5.13	EXEMPTIONS FROM FEDERAL AND CALIFORNIA SECURITIES LAW REQUIREMENTS	28
5.14	TERMINATION OF OUTSTANDING CONVERTIBLE SECURITIES	28
5.15	No ORDER, INJUNCTION, RESTRAINT, OR PROCEEDINGS	28
5.16	FINANCING, ETC	28
5.17	CLOSING CONDITION TARGET’S WORKING CAPITAL DEFICIT	28
ARTICLE 6. CONDITIONS PRECEDENT TO TARGET’S OBLIGATION TO CLOSE		29
6.1	PERFORMANCE OF ACTS AND UNDERTAKINGS BY BUYER	29
6.2	CERTIFIED RESOLUTIONS	29
6.3	CONTINUED ACCURACY OF BUYER’S WARRANTIES	29
6.4	BUYER’S DELIVERY OF UPDATED BUYER DISCLOSURE SCHEDULES	29
6.5	TARGET’S APPROVAL OF UPDATED BUYER DISCLOSURE SCHEDULES	29
ARTICLE 7. COVENANTS		29
7.1	BUYER’S INVESTIGATION	29

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7.2	CONDUCT OF BUSINESS IN NORMAL COURSE	30
7.3	WORKING CAPITAL ADJUSTMENT	30
7.4	TARGET SHAREHOLDER’S NONCOMPETITION, ETC	31
7.5	AUDITS	32
7.6	FURTHER ASSURANCES	32
ARTICLE 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		33
8.1	SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNITIES	33
8.2	INDEMNIFICATION	33
ARTICLE 9. TERMINATION OF AGREEMENT		35
9.1	GROUNDS FOR TERMINATION	35
9.2	RIGHT TO PROCEED	36
9.3	RETURN OF TARGET’S DOCUMENTS IN EVENT OF TERMINATION	36
9.4	ATTORNEYS’ FEES AND COSTS IN EVENT OF TERMINATION	36
ARTICLE 10. PUBLIC ANNOUNCEMENT		36
ARTICLE 11. MEETING OF TARGET’S SHAREHOLDERS		36
ARTICLE 12. GOVERNING LAW; SUCCESSORS AND ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT		37
ARTICLE 13. NOTICES		37
ARTICLE 14. DISPUTE RESOLUTION		38
14.1	EXCLUSIVE DISPUTE RESOLUTION MECHANISM	38
14.2	NEGOTIATIONS	38
14.3	MEDIATION	38
14.4	ARBITRATION AS A FINAL RESORT	39
ARTICLE 15. AMENDMENTS		39
ARTICLE 16. MISCELLANEOUS		39
16.1	WORD USAGE	39
16.2	INCORPORATION OF RECITALS	39
16.3	RECOVERY OF LITIGATION COSTS	39
16.4	ATTORNEY-CLIENT MATTERS	40
16.5	SEVERABILITY	40
16.6	EFFECT OF HEADINGS	40
EXHIBIT A: CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION		42
EXHIBIT B: LETTER OF TRANSMITTAL		43
EXHIBIT C: TARGET DISCLOSURE SCHEDULE		44
EXHIBIT D: BUYER DISCLOSURE SCHEDULE		45

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MERGER AGREEMENT

AND

PLAN OF REORGANIZATION

This Merger Agreement and Plan of Reorganization (“Agreement”) is made as of July 6, 2016 by and among One Stop Systems, Inc., a California corporation (“Buyer”); Mission Technology Group, Inc., a California corporation (“Target”); and Randy Jones, an individual and the sole shareholder of Target (“Target Shareholder”). Target and Target Shareholder are collectively referred to in this Agreement as “Target Parties.” Buyer and Target Parties are collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, this Agreement contemplates a tax-free merger of Target with and into Buyer in a reorganization pursuant to Internal Revenue Code Section 368(a)(1)(A) and the Parties intend to treat this Agreement as a Plan of Reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, Target Shareholder will receive shares of Buyer’s common stock in exchange for his Target common stock; and

WHEREAS, the Parties expect the Merger will further certain of their business objectives.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the Parties agree as follows:

AGREEMENT

ARTICLE 1. EFFECT OF THE TRANSACTION

1.1 AGREEMENT TO MERGE. At the Effective Time (as defined in this Agreement), a merger will take place (“Merger”) whereby Target will be merged with and into Buyer, and Buyer will be the Surviving Corporation. (The term “Surviving Corporation” in this Agreement denotes Buyer after consummation of the Merger.) Buyer’s corporate name, existence, and all its purposes, powers, and objectives will continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it will be governed by the laws of the State of California and succeed to all of Target’s rights, assets, liabilities, and obligations in accordance with the California General Corporation Law (“California Corporations Code”).

1.2 CLOSING DATE; EFFECTIVE TIME. Unless this Agreement is earlier terminated in accordance with its terms, the Merger will be effected as soon as practicable after all the conditions established in Articles 5 and 6 of this Agreement have been satisfied or waived. Closing of the Merger (“Closing”) will be held at 10:00 a.m. pacific time, on July 15, 2016, by the electronic exchange

MERGER AGREEMENT AND PLAN OF REORGANIZATION

of documents, or at such other time and place as the Parties may agree. The time and date of Closing are called the “Closing Date,” and will be the same day as the effective date of the Merger. On the Closing Date, the Parties will cause the Merger to be consummated by filing an agreement of merger (“Agreement of Merger”) with the Secretary of State of California in accordance with the provisions of the California Corporations Code (the time of acceptance by the Secretary of State of California of such filing, or such later time as specified in the Agreement of Merger, will be referred to in this Agreement as the “Effective Time”).

1.3 GOVERNANCE OF SURVIVING CORPORATION.

1.3.1 Articles of Incorporation. The articles of incorporation of Buyer in effect at the Effective Time will become the articles of incorporation of the Surviving Corporation, and upon the consummation of the Merger, will be amended to provide Surviving Corporation’s shareholders preemptive rights as more particularly described in the Certificate of Amendment of Articles of Incorporation, substantially in the form attached hereto as Exhibit A (the “Certificate of Amendment”). From and after the Effective Time, said articles of incorporation, as they may be duly amended from time to time, will be, and may be separately certified as, the articles of incorporation of the Surviving Corporation.

1.3.2 Bylaws. The bylaws of Buyer in effect at the Effective Time will be the bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.

1.3.3 Directors and Officers.

(a) The directors of Buyer at the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the provisions of applicable law and the articles of incorporation and bylaws of the Surviving Corporation, until their successors have been duly elected and qualified. Immediately after the Effective Time, the Surviving Corporation will appoint Randy Jones as a director, as Vice-Chairman.

(b) The officers of Buyer at the Effective Time will be the officers of Surviving Corporation, each to hold office subject to the bylaws of the Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation will appoint (i) Tim Miller as President- Magma Business Group and (ii) Julia Elbert as Vice-President- Engineering.

ARTICLE 2. CONVERSION OF SHARES

2.1 CONVERSION OF TARGET’S SHARES. At the Effective Time, each share of Target’s common stock, no par value, issued and outstanding immediately before the Effective Time (“Target Common Stock”), other than “dissenting shares” as defined in the California Corporations Code Section 1300, will by virtue of the Merger and without action on the part of any Target shareholder be converted into the right to receive ..3095652 of one share of Buyer’s common stock (the ratio of .3095652 shares of Buyer’s common stock to one share of Target’s common stock is referred to herein as the “Conversion Ratio”), up to a maximum of 1,424,000 shares of Buyer’s common stock.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

2.2 CLOSING OF STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Target will be closed, and thereafter no transfers of shares of Target common stock will be made or consummated.

2.3 DISSENTERS’ RIGHTS. Despite anything in this Agreement to the contrary, a “dissenting shareholder” who holds any of Target’s “dissenting shares” (as those terms are defined in California Corporations Code Section 1300) outstanding immediately before the Effective Time and who has made and perfected a demand for payment of the value of the shares (“Payment”) in accordance with California Corporations Code Sections 1300-1312 (“Dissenters’ Rights Statute”) and who has not effectively withdrawn or lost the right to such Payment will have, by virtue of the Merger and without further action on the dissenting shareholder’s part, the right to receive and be paid the Payment and no further rights other than those provided by the Dissenters’ Rights Statute. Target will give Buyer prompt written notice of all written demands for Payment, withdrawals of demand, and other written communications received by Target pursuant to the Dissenters’ Rights Statute. After the amount of the Payment has been agreed on or finally determined pursuant to the Dissenters’ Rights Statute, all dissenting shareholders entitled to the Payment pursuant to the Dissenters’ Rights Statute will receive such payment from Target Parties, and the dissenting shares will thereupon be canceled.

2.4 EXCHANGE OF SHARES; DELIVERIES.

2.4.1 Exchange of Shares.

(a) On or before the Closing Date:

(i) Buyer will mail a letter of transmittal to each person who is a shareholder of record of Target Common Stock. The letter of transmittal will be substantially in the form of Exhibit B to this Agreement; and

(i) Target will cause each shareholder of Target Common Stock to deliver and surrender to the Surviving Corporation the shareholder’s executed letter of transmittal and certificate(s) evidencing ownership of Target Common Stock.

(b) Provided the shareholder of Target Common Stock has delivered and surrendered to the Surviving Corporation the shareholder’s executed letter of transmittal and certificate(s) evidencing ownership of Target Common Stock, immediately after the Effective Time, such shareholder of Target Common Stock will be entitled to receive in exchange therefor that number of shares of Buyer’s common stock equal to the product of (a) the number of shares of Target Common Stock represented by such surrendered certificate(s) multiplied by (b) the Conversion Ratio.

(c) All such certificates evidencing ownership of Target Common Stock will be canceled. No Target Common Stock will be deemed to be outstanding or to have any rights other than those set forth above in this Subsection 2.4.1 after the Effective Time.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

2.4.2 Deliveries by Target.

(a) On or before the Closing Date, Target will provide Buyer written evidence (satisfactory to Buyer in its sole discretion) that each of the then outstanding option to purchase shares of Target Common Stock (each an “Option”) has be canceled.

(b) Immediately after the Effective Time, Target shall deliver to Buyer:

(i) Target Shareholder’s letter of transmittal and certificate(s) evidencing ownership of 100% of the Target Common Stock (“Surrendered Certificates”).

(ii) Deliver to Buyer a copy of a registration rights agreement granting Buyer’s common shareholders (including Target Shareholder) substantially similar “piggy-back” registration rights that Buyer’s preferred shareholders enjoy (“Piggyback Registration Rights Agreement”), duly executed by Target Shareholder;

(iii) Deliver to Buyer a voting agreement, in a form reasonably acceptable to Target Shareholder and Stephen Cooper, providing that Stephen Cooper will vote his shares of Buyer stock to elect and maintain Target Shareholder as director on the board of directors of Buyer, until the annual shareholders meeting occurring after the second anniversary of the Closing Date (“Voting Agreement”), duly executed by Target Shareholder; and

(iv) Deliver to Buyer a management agreement, in a form reasonably acceptable to Target Shareholder and Buyer; containing terms no less favorable to Target Shareholder than the terms set forth in that certain term sheet, dated as of June 16, 2016, between Target and Buyer, providing that Target Shareholder will continue as an independent contractor to the Surviving Company (“Management Agreement”), duly executed by Target Shareholder.

2.4.3 Deliveries by Buyer. Immediately after the Effective Time, Buyer shall:

(a) Issue and deliver to Target Shareholder that number of shares of Buyer’s common stock equal to the product of (a) the number of shares of Target Common Stock represented by the Surrendered Certificates multiplied by (b) the Conversion Ratio (the “Merger Consideration Shares”);

(b) Pay to Comerica Bank by wire transfer of immediately available funds an amount not exceeding Nine Hundred Fifty Thousand Dollars ($950,000) to fully repay Target’s credit line and term loan indebtedness, as reflected on a payoff and lien release letter delivered to Buyer and Target by Comerica Bank, dated on or about the Closing Date (“Comerica Payoff Letter”);

(c) Pay to Miller Capital Corporation by wire transfer of immediately available funds an amount not exceeding One Hundred Thousand Dollars ($100,000) to pay all amounts due to Miller Capital Corporation under that certain Lender Bank Work Out Related Services Agreement, dated February 26, 2016 between Target and Miller Capital Corporation;

(d) Deliver to Target Shareholder the Piggyback Registration Rights Agreement, duly executed by Buyer;

MERGER AGREEMENT AND PLAN OF REORGANIZATION

(e) Deliver to Target Shareholder (i) resolutions, duly authorized by the shareholders or board of directors, as applicable, of Buyer in accordance with the Bylaws of Buyer, appointing Target Shareholder as a director of the board of directors of Buyer, as Vice-Chairman and independent board member, receiving Buyer’s customary and standard board fees plus Buyer’s customary and standard annual board member stock options and (ii) the Voting Agreement, duly executed by Stephen Cooper; and

(f) Deliver to Target Shareholder the Management Agreement, duly executed by the Buyer.

ARTICLE 3. TARGET’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the Target Disclosure Schedule attached as Exhibit C, as may be updated through the Closing Date (the “Target Disclosure Schedule”), Target Parties, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing as follows.

3.1 ORGANIZATION, STANDING, QUALIFICATION; CORPORATE POWER AND ACTION.

3.1.1 Target is duly organized, validly existing, and in good standing under the laws of California and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Target is duly qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 3.1.1 of the Target Disclosure Schedule, and, except as set forth in Section 3.1.1 of the Target Disclosure Schedule, neither the ownership of its property nor the conduct of its business requires it to be qualified to do business in any other jurisdiction, except where the failure to so qualify would not result in a Material Adverse Effect.

3.1.2 Target’s board of directors has duly authorized the execution of this Agreement, and Target has the corporate power and is duly authorized, subject only to the approval of this Agreement by the Target Shareholder and the filing of the Agreement of Merger with the Secretary of State of California, to merge Target into Buyer pursuant to this Agreement. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution, and delivery by Buyer, constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as such enforceability may be subject to laws of general application related to bankruptcy, insolvency, and the relief of debtors now or hereafter in effect and rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.1.3 The approval of the Target Shareholder is the only approval of holders of Target capital securities required to approve the Merger.

3.2 CAPITAL STRUCTURE OF TARGET. Target’s authorized capital stock consists of ten million (10,000,000) shares of Target common stock, of which four million six hundred thousand (4,600,000) shares are issued and outstanding. All of Target’s capital stock is held by the Target Shareholder, and no shares of Target capital stock are held in treasury. There are one million one hundred thirty-six thousand one hundred and seventy-six (1,136,176) shares of Target common stock reserved for issuance pursuant to Mission Technology Group, Inc. Stock Option Plan Adopted October 1, 2009 and four hundred sixty nine thousand two hundred and fifty (469,250)

MERGER AGREEMENT AND PLAN OF REORGANIZATION

shares of Target common stock subject to outstanding Options. Section 3.2 of the Target Disclosure Schedule sets forth the following information with respect to outstanding Options: (a) the name and most recent address of each option holder, (b) the number of shares of Target common stock to be issued on exercise of Options held by each such holder, (c) the exercise price of such Options, (d) the vesting schedule for such Options, including the extent vested to date, and (e) whether such Options are intended to qualify as incentive stock options as defined in Internal Revenue Code Section 422, as amended. All issued and outstanding shares have been, and all shares to be issued pursuant to outstanding Options will be, validly issued in full compliance with all federal and state securities laws, fully paid and nonassessable, not subject to preemptive rights created by statute, the articles of incorporation, or the bylaws of Target and issued free and clear of any similar rights under any agreement to which Target is a party or by which it is bound, and do or will have one voting right per share. Other than as set forth in Section 3.2 of the Target Disclosure Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Target to issue or to transfer from treasury any additional shares of its capital stock of any class.

3.3 SUBSIDIARIES. Each subsidiary of Target (each a “Target Subsidiary” and collectively “Target Subsidiaries”) is listed in Section 3.3 of the Target Disclosure Schedule, which correctly sets forth for each Target Subsidiary (a) its jurisdiction of organization, (b) the jurisdictions in which it is qualified or licensed to do business as a foreign entity, (c) the number of equity interests authorized, (d) the number of equity interests issued and outstanding, and (e) if the Target Subsidiary is not wholly owned by Target, the number of outstanding equity interests held by Target and the number of outstanding equity interests held by, and the names of, other equity holders. Except as specified in Section 3.3 of the Target Disclosure Schedule, Target or a Target Subsidiary owns all the outstanding equity interests of each Target Subsidiary and neither Target nor any Target Subsidiary has any outstanding investment in or advance of cash to any company other than a Target Subsidiary. There are no outstanding rights or options to acquire, or any outstanding securities convertible into, equity interests of any class of any Target Subsidiary. Each Target Subsidiary (a) is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction listed with respect to it in Section 3.3 of the Target Disclosure Schedule; (c) has the entity power to own all of its property and assets and carry on its business as it is now being conducted; and (d) except as set forth in Section 3.3 of the Target Disclosure Schedule, is not required by its ownership of property, by the conduct of its business, or otherwise to be qualified to do business in any other jurisdictions.

3.4 TARGET FINANCIAL STATEMENTS; TARGET BALANCE SHEET DATE.

3.4.1 Target has delivered to Buyer (a) unaudited consolidated balance sheets of Target as of December 31, 2015, December 31, 2014, and December 31, 2013, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ending on those dates, reviewed by Target’s independent public accountants and (b) unaudited consolidated balance sheets of Target as of June 30, 2016, together with related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the six (6) month period ending on this date, certified by Target’s chief financial officer as accurately reflecting Target’s financial condition for this period and accurately reflecting all information normally reported to Target’s independent public accountants for the preparation of Target’s financial

MERGER AGREEMENT AND PLAN OF REORGANIZATION

statements (other than footnotes thereto). The above financial statements delivered to Buyer are referred to as the “Target Financial Statements.”

3.4.2 The Target Financial Statements (a) have been prepared in accordance with the books and records of Target, (b) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied by target throughout the periods indicated, and (c) fairly present the financial position of Target as of the respective dates of the balance sheets included and the results of its operations for the respective periods indicated, in accordance with GAAP and subject to normal and recurring year-end adjustments and the lack of footnote disclosure.

3.4.3 June 30, 2016 is referred to in this Agreement as the “Target Balance Sheet Date.”

3.5 TITLE TO ASSETS. Target and each Target Subsidiary has good and marketable title to all their respective assets and interests in assets, whether real, personal, mixed, tangible, or intangible, that constitute all the assets and interests in assets that are used in the businesses of Target and each Target Subsidiary. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (a) those disclosed in Section 3.5 of the Target Disclosure Schedule or (b) the lien of current taxes not yet due and payable.

3.6 INVENTORY. The inventories of Target and each Target Subsidiary reflected on Target’s June 30, 2016 Balance Sheet, as well as all inventory items acquired since the Target Balance Sheet Date that are now the property of Target or a Target Subsidiary, consist of raw materials, supplies, work in process, and finished goods of such quality and in such quantities as are being used and will be usable or are being sold and will be salable in the ordinary course of the business of Target and Target Subsidiaries. These inventories exclude scrap, slow-moving items, and obsolete items and are valued at the lower of cost or market value, determined in accordance with GAAP consistently applied. Since the Target Balance Sheet Date, Target and each Target Subsidiary have continued to replenish these inventories in a normal and customary manner consistent with prudent practice prevailing in the business, and there have not been any write-downs of the value of, or establishment of any reserves against, the inventory, except for write-downs and reserves in the ordinary course of business consistent with past practice.

3.7 INTELLECTUAL PROPERTY.

3.7.1 Section 3.7.1 of the Target Disclosure Schedule contains a complete and accurate list of (a) all Registered Intellectual Property, together with identification of the owner of record of each listed item of Intellectual Property; (b) except for contracts for off-the-shelf software, all agreements, together with identification of all parties to such agreements, under which Target or any Target Subsidiary either obtains or grants the right to use any item of Intellectual Property (the “License Agreements”) together with identification of the Intellectual Property licensed thereunder; and (c) all opinions of counsel (whether in house or outside) on the validity, infringement, or enforceability of any patent owned or controlled by a party other than Target or any Target Subsidiary that relates to any aspect of Target or any Target Subsidiary’s business. For purposes of this Agreement, “Intellectual Property” means any and all inventions, invention studies (whether

MERGER AGREEMENT AND PLAN OF REORGANIZATION

patentable or unpatentable), designs, patents, patent applications, copyrights, copyright registrations, copyright registration applications, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, trade dress, trade names, trade secrets, secret processes, secret formulas, and technical information and know-how; and “Registered Intellectual Property” means applications, registrations and filings for Intellectual Property owned by the Target or any Target Subsidiary that have been registered, filed, or otherwise perfected or recorded with or by any state, government or other legal authority.

3.7.2 To the Knowledge of Target, the assets of Target and each Target Subsidiary reflected on Target’s June 30, 2016 Balance Sheet include all material Intellectual Property rights necessary for the business of Target and each Target Subsidiary without the need for any license or consent from any Person.

3.7.3 Appropriate filings, registrations, or issuances have been made with or by the appropriate governmental agencies of the United States, any of the states, and all applicable foreign countries with respect to the Registered Intellectual Property on Section 3.7.1 of the Target Disclosure Schedule, except where the failure to so file, register or issue would not result in a Material Adverse Effect.

3.7.4 Except as set forth in Section 3.7.4 of the Target Disclosure Schedule:

(a) Target or Target Subsidiaries are the sole and exclusive owner or licensee of all of Target’s and Target Subsidiaries’ Intellectual Property, including, but not limited to, the Registered Intellectual Property listed in Section 3.7.1(a) of the Target Disclosure Schedule, and has the sole and exclusive right to use all of the same.

(b) All of Target and Target Subsidiaries Intellectual Property is free and clear of any attachments, liens, or encumbrances, and none is subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope of the use to the same.

(c) There are no claims or demands of any other person, firm, or corporation (other than attorneys’ charges for services rendered to or expenses incurred on behalf of Target or Target Subsidiaries, and except for registration proceedings pending before a registration office) pertaining to the Target’s and Target Subsidiaries’ Intellectual Property or License Agreements, and no proceedings have been instituted, are pending, or, to the Knowledge of Target, are threatened in writing (except for registration proceedings pending before a registration office) that challenge the rights of Target or Target Subsidiaries in respect to the same.

(d) To the Knowledge of Target, none of Target’s and Target Subsidiaries’ Intellectual Property infringes on the rights of others and none of the rights pertaining to Target’s and Target Subsidiaries’ Intellectual Property are being infringed by others.

(e) During the last seven (7) years neither Target nor Target Subsidiaries or any predecessor has been charged with or has charged others with infringement, unfair competition, or violation of rights with respect to any patent, trademark, service mark, trade dress, trade name, or copyright, or with wrongful use of confidential information, trade secrets, or secret processes.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

(f) To the Knowledge of Target, there are no unexpired patents necessary for the manufacture of the products of Target or any Target Subsidiary or necessary to the apparatus or methods employed by Target or any Target Subsidiary in manufacturing or producing their products, other than unexpired patents held by Target or Target Subsidiaries or unexpired patents under which Target or Target Subsidiaries is licensed.

(g) To the Knowledge of Target, Target and Target Subsidiaries are not using any patentable inventions, confidential information, trade secrets, or secret processes of others.

(h) Each License Agreement in Section 3.7.1 of the Target Disclosure Schedule is valid and binding in accordance with its terms and is in full force and effect. Neither Target nor Target Subsidiaries nor, to the Knowledge of Target, any other party, to any such agreement has breached any material provision or is in default in any material respect under the terms of that agreement; and the Merger will not result in termination of any such agreement, require the consent of any party to any such agreement, or bring into operation any provision of any such agreement.

(i) All employees, contractors, and consultants of Target and each Target Subsidiary and any other third parties who have been involved in the development of any Intellectual Property rights owned by Target or any Target Subsidiary have executed invention assignment agreements in the form(s) delivered to Buyer, and all such employees and consultants who have access to confidential information or trade secrets of Target’s or ant Target Subsidiary’s business or that relate to Intellectual Property rights have executed appropriate nondisclosure agreements in the form(s) delivered to Buyer. Target and each Target Subsidiary have taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of their trade secret and know how rights.

(j) Except as set forth in Section 3.7.1(b) of the Target Disclosure Schedule, neither Target nor any Target Subsidiary is liable for, nor has made any contract or arrangement by which it may become liable to any Person for, any royalty, fee, or other compensation for the ownership, use, license, sale, offer of sale, distribution, manufacture, import, export, reproduction, distribution, public display, public performance of, creation of derivative works based on, or disposition of any of the Intellectual Property rights.

3.8 ACCOUNTS RECEIVABLE. Within three (3) months after the Effective Time, Target Parties reasonably believe that Surviving Corporation will have collected ninety percent (90%), and within six (6) months after the Effective Time, Target Parties reasonably believe that Surviving Corporation will have collected one hundred percent (100%), of the amounts shown as accounts receivable (less the amount of the reserve in respect of such accounts receivable shown on the balance sheet, which reserve has been established and calculated consistent with past practice) on the books of Target and Target Subsidiaries at the close of business on the day before the effective date of the Merger.

3.9 INTERESTS IN TARGET’S PROPERTY. No officer, director, or shareholder of Target or any Target Subsidiary has any interest in any property, real or personal, tangible or intangible, including copyrights, trademarks, or trade names, used in or pertaining to the business of Target or any Target Subsidiary.

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3.10 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of Target or any Target Subsidiary other than the following:

(a) Liabilities disclosed or provided for in Target’s June 30, 2016 Balance Sheet, including the notes to such Balance Sheet;

(b) Liabilities disclosed in Section 3.10 of the Target Disclosure Schedule; or

(c) Liabilities incurred in the ordinary course of business consistent with past practice since the Target Balance Sheet Date, none of which has been adverse to the business of Target or any Target Subsidiary, and none of which is attributable to any period before the Target Balance Sheet Date.

3.11 ABSENCE OF SPECIFIED CHANGES. Since December 31, 2015 there has not been:

(a) Any material change in the business, results of operations, assets, financial condition, or manner of conducting the business of Target or any Target Subsidiary other than changes in the ordinary course of business consistent with past practice, none of which has had a Material Adverse Effect;

(b) Any material damage, destruction, or loss (whether or not covered by insurance) adversely affecting any aspect of the business or operations of Target or any Target Subsidiary;

(c) Any direct or indirect redemption or other acquisition by Target of any of Target’s shares of capital stock of any class, or any declaration, setting aside, or payment of any dividend or other distribution of Target’s capital stock of any class;

(d) Any increase in the compensation, incentive payments, or severance payable or to become payable by Target or any Target Subsidiary to any of its officers, employees, or agents, other than compensation increases granted in the ordinary course of business;

(e) Any option to purchase, or other right to acquire, stock of any class of Target or any Target Subsidiary granted by Target or any Target Subsidiary to any person;

(f) Any employment, bonus, severance, change of control, or deferred compensation agreement or arrangement entered into between Target or any Target Subsidiary and any of its directors, officers, or other employees or consultants;

(g) Any issuance of capital stock of any class by Target or any Target Subsidiary;

(h) Any sale or disposition of a material amount of assets or material interests owned or possessed by Target, other than sales occurring in the ordinary course of business consistent with past practices and prior periods;

(i) Any indebtedness incurred by Target or any Target Subsidiary for borrowed money or any commitment to borrow money entered into by Target or any guaranty given by Target;

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(j) Any cancellation by Target of any material indebtedness owing to Target, or any cancellation or settlement by Target of any material claims against others;

(k) Any change in accounting practices by Target;

(1) Any change in method of accounting with respect to taxes, any change to a tax election, any filing of an amended tax return, any settlement or compromise of any proceeding with respect to any material tax liability;

(m) Any amendment to Target’s articles of incorporation or bylaws; or

(n) Any agreement or commitment by or on behalf of Target to do or take any of the actions referred to in (a) through (m) above.

3.12 PERMITS, LICENSES, AND FRANCHISES. Target and each Target Subsidiary have obtained all necessary permits, licenses, franchises, and other authorizations and have complied with all laws applicable to the conduct of their business in the manner and in the areas in which business is presently being conducted; and all such permits, licenses, franchises, and authorizations are valid and in full force and effect. To the Knowledge of Target, neither Target nor any Target Subsidiary has engaged in any activity that would cause revocation or suspension of any such permits, licenses, franchises, or authorizations; no action or proceeding contemplating the revocation or suspension of any of them is pending or, to the Knowledge of Target, threatened; and no approvals or authorizations will be required after the consummation of the Merger to permit Surviving Corporation to continue Target’s business as presently conducted.

3.13 JUDGMENTS, DECREES, OR ORDERS RESTRAINING BUSINESS. Neither Target nor any Target Subsidiary is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining Target or any Target Subsidiary with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

3.14 INSURANCE. During each of the past five (5) fiscal years, Target and each Target Subsidiary have been adequately insured by financially sound and reputable insurers with respect to risks normally insured against and in amounts normally carried by companies similarly situated. All such insurance policies are in full force and effect; all premiums due on such policies have been fully paid; and no notice of cancellation or termination has been received with respect to any policy.

3.15 LABOR DISPUTES. Target is not a party to any collective bargaining agreement or other contract with a labor union. No work stoppage, strike, lockout, or other labor dispute in respect to Target or any Target Subsidiary is pending or, to the Knowledge of Target, threatened, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Target, threatened.

3.16 ENVIRONMENTAL COMPLIANCE; HAZARDOUS MATERIALS.

3.16.1 As used in this Section “Environmental Laws” means any federal, state, local, or foreign laws, statutes, regulations, ordinances, decrees, judgments, or orders and all common law concerning

MERGER AGREEMENT AND PLAN OF REORGANIZATION

public health or safety, worker health or safety, or pollution or protection of the environment, as the foregoing are enacted or in effect before the Closing Date. As used in this Section, “Hazardous Material” means any hazardous or toxic substance, material, or waste that is regulated by any federal authority or by any state or local authority where the substance, material, or waste is located. “Hazardous Material” includes, but is not limited to, petroleum base products, paints and solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, asbestos, PCBs, and other chemical products.

3.16.2 Target and each Target Subsidiary have complied in all material respects with, and have not been cited for any violation of, Environmental Laws; and no material capital expenditures will be required for compliance with any Environmental Laws. None of Target or any Target Subsidiary has received any written notice, claim, report, or other information regarding any violation or alleged violation of any Environmental Laws. None of Target or any Target Subsidiary has retained or assumed by contract or operation of law any material liability or obligation of another person under any Environmental Law. To the Knowledge of Target, there are no underground storage tanks located on the real property described in Section 3.17.1 of the Target Disclosure Schedule in which any Hazardous Material has been or is being stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, or over that real property or into or upon ground or surface water on that real property. To the Knowledge of Target, there are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of that real property or into other assets of Target or any Target Subsidiary, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCBs on that real property. All reports, audits, assessments, and other similar documents in possession of Target or any Target Subsidiary relating to any material liability or potential material liability of Target or any Target Subsidiary under any Environmental Law or to any Hazardous Material have been provided to Buyer.

3.17 REAL PROPERTY.

3.17.1 The real property described in Section 3.17.1 of the Target Disclosure Schedule constitutes all of the real property and interests in real property owned or leased by the Company as of the Target Balance Sheet Date, except for properties that have been disposed of as specified in Section 3.17.1 of the Target Disclosure Schedule.

3.17.2 Except as set forth in Section 3.17.2 of the Target Disclosure Schedule:

(a) Target and each Target Subsidiary have not purchased, sold, contracted to purchase or sell, taken or given any options on, or entered into any leases of any real property or interests in real property since the Target Balance Sheet Date.

(b) To the Knowledge of Target, the buildings and operations of Target and each Target Subsidiary do not encroach on the property of others. All such buildings and the machinery and equipment therein that are in regular use are in good working order and in good state of repair; and all such buildings and operations conform in all material respects with all applicable ordinances, regulations, and zoning laws.

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(c) All parcels of land included in such real property purporting to be contiguous to other parcels are contiguous and not separated by strips or gores.

(d) Target and each Target Subsidiary have good and marketable title to all real property and interests in real property listed as owned by it free and clear of all liens, claims, options, or other encumbrances.

(e) Each lease described in Section 3.17.1 of the Target Disclosure Schedule is a valid and binding agreement in accordance with its terms; no default exists under any provision of any such lease, and the Merger will not result in the termination of any such lease, require the consent of any other party to the lease, or bring into operation any other provision of the lease.

(f) No real property or interests in real property owned or controlled directly or indirectly by any of the directors or officers of Target or any Target Subsidiary adjoins or abuts in any degree any real property owned or leased by Target or any Target Subsidiary.

3.18 POWERS OF ATTORNEY. Target has no powers of attorney outstanding, except for powers of attorney granted to Hara CPA Services for tax filings and IRS enquiries.

3.19 NO VIOLATION OF OTHER INSTRUMENTS. The execution and delivery of this Agreement by Target do not, and the consummation of the Merger by Target will not, (a) violate any provision of Target’s articles of incorporation or bylaws; (b) violate any provision of, result in the acceleration of any obligation under, result in a right of termination in another party to, or result in the imposition of any lien or encumbrance on any asset of Target pursuant to the terms of, any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree; (c) result in the termination of any agreement, license, franchise, lease, or permit to which Target is a party or by which Target is bound; or (d) violate or conflict with any other restriction of any kind or character to which Target is subject. After Target Shareholder has approved the plan of merger as set forth in this Agreement, Target will take, or will have taken, all actions required by law or by Target’s articles of incorporation or bylaws or otherwise required or necessary to authorize the execution and delivery of this Agreement and to authorize the Merger of Target with Buyer pursuant to this Agreement.

3.20 LITIGATION. Except as set forth in Section 3.20 of the Target Disclosure Schedule: (a) there are no claims, actions, suits, or proceedings pending or, to the Knowledge of Target, threatened (i) against or affecting Target or any Target Subsidiary or the properties or business of Target or any Target Subsidiary or (ii) that would prevent or hinder the consummation of the Merger; and (b) Target and Target Subsidiaries are not charged with violation of, or threatened with charges of violation of, or under investigation with respect to a possible violation of any provision of any federal, state, or local law or administrative ruling or regulation relating to any aspect of its business.

3.21 CONTRACTS.

3.21.1 Except for the contracts, agreements, plans, leases, and licenses described in Section 3.21.1 of the Target Disclosure Schedule, Target or any Target Subsidiary are not parties to or subject to:

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(a) Any oral or written employment contract or agreement with any officer, consultant, director, or employee;

(b) Any plan or oral or written contract or agreement, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, severance or the like;

(c) Any contract or agreement with any labor union;

(d) Any lease of machinery, equipment, or other personal property involving payment by it of annual rental in excess of Five Thousand Dollars ($5,000);

(e) Any contract or agreement for the purchase of any materials or supplies except individual purchase orders for less than Five Thousand Dollars ($5,000) incurred in the ordinary course of business;

(f) Any contract for the purchase of equipment or any construction or other agreement not otherwise covered by this schedule and involving any expenditure by the Company of more than Five Thousand Dollars ($5,000);

(g) Any instrument evidencing or related to indebtedness for borrowed money, or pursuant to which the Company is obligated or entitled to borrow money, or any instrument of guaranty;

(h) Any license or franchise agreement either as licenser or licensee or as franchisor or franchisee (other than agreements covered by the schedule of intellectual property to be delivered pursuant to the agreement);

(i) Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

(j) Any contract or agreement for the sale or lease of its products or the furnishings of its services, or any sales agency contract, brokerage contract, distribution contract, or similar contract other than contracts made in the ordinary course of business on standard forms (copies of which standard forms are attached);

(k) Any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person;

(l) Any contract or agreement for or relating to the purchase or acquisition by merger or otherwise of the business, assets, or shares of any other corporation or of any partnership or sole proprietorship (regardless of whether the purchase or acquisition has been consummated), which contract or agreement imposes continuing obligations on or grants continuing rights or benefits to the Company;

(m) Any insurance policy (i) held by Target or any Target Subsidiary during the last three (3) years or (ii) under which any claim could be made; or

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(n) Any material contract or agreement not covered by any of the other items of this Section 3.21 that is not either (i) to be performed by Target or any Target Subsidiary within three (3) months from the date of the Agreement or (ii) by its terms terminable by and without penalty to Target or any Target Subsidiary or any successor or assign within three (3) months from the date of the Agreement.

3.21.2 Except as set forth in Section 3.21.2 of the Target Disclosure Schedule:

(a) All contracts, agreements, plans, leases, and licenses (including, but not limited to, those described in Section 3.21.1 of the Target Disclosure Schedule) are valid and binding in all material respects in accordance with their terms and are in full force and effect.

(b) Neither Target nor any Target Subsidiary or, to the Knowledge of Target, any other party to any such contract, agreement, plan, lease, or license is in default in any material respect under the terms of any such contract, agreement, plan, lease, or license.

(c) Each of Target and each Target Subsidiary as party to an evidence of indebtedness for borrowed money has received from the holder of such indebtedness cash equal to the principal amount of such indebtedness.

(d) The Merger will not result in the termination of any material contract, agreement, plan, lease, or license; will not require the consent of any other party to the contract, agreement, plan, lease, or license; and will not bring into operation any other provision of the contract, agreement, plan, lease, or license.

3.22 TAXES.

3.22.1 Target has delivered or made available to Buyer all federal, state and local tax returns of Target and Target Subsidiaries filed within the past three (3) years.

3.22.2 Within the times and in the manner prescribed by law, Target and each Target Subsidiary have filed all federal, state, and local tax returns required by law and have paid all taxes, assessments, and penalties shown to be due and payable on such returns. There have been no audits of Target or Target Subsidiary by the Internal Revenue Service or the California Franchise Tax Board other than the audits previously disclosed by Target to Buyer, and the results of such audits are accurately reflected in Target’s Financial Statements. The provisions for taxes reflected in Target’s consolidated June 30, 2016 Balance Sheet are adequate for federal, state, county, and local taxes for the period ending on the date of that Balance Sheet and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable by Target or any Target Subsidiary.

3.23 PRIVACY AND DATA SECURITY. Target and each Target Subsidiary have (a) complied in all material respects with all privacy and data protection laws applicable to them or to their respective businesses in all pertinent jurisdictions worldwide, and Target and each Target Subsidiary have not received any notice or information that any violation of any such law is being or may be alleged. Target and each Target Subsidiary have processed personal information and data (“Personal Data”) fairly, lawfully, and for specified, explicit, and legitimate purposes; (b) obtained all necessary

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consents of the data subjects from whom Target or any Target Subsidiary collects Personal Data (the “Data Subjects”) in forms appropriate for each jurisdiction that requires such consent; (c) implemented technical and organizational security measures ensuring a level of security appropriate to the risks represented by the data processing activities and the nature of the data to be protected; (d) implemented appropriate technical and organizational measures sufficient to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, or any unlawful forms of processing; and (e) ensured that any third parties responsible for processing its Personal Data have implemented technical and organizational measures. Target and each Target Subsidiary collect, store, process, and use information in accordance with all applicable laws. Target and each Target Subsidiary have adopted a written information security program (“WISP”) to govern the protection of all Personal Data that Target or any Target Subsidiary, as applicable, maintains. Target and each Target Subsidiary have provided to Buyer for Buyer’s review Target’s and each Target Subsidiary’s WISP and other applicable security program documents, including the Target’s and each Target Subsidiary’s incident response policies, encryption standards, and other computer security protection policies or procedures, that constitute compliance with applicable U.S. federal and state and foreign privacy laws. Target and each Target Subsidiary will provide Buyer with any amendments to such policies or programs adopted or implemented prior to the Closing Date, and with any new policies or programs related to information privacy and security as may be adopted by Target and each Target Subsidiary prior to the Closing Date. For the past thirty-six (36) months, neither Target nor any Target Subsidiary has had an information security breach, data breach, or loss of or unauthorized access to the Personal Information of any customers of Target or any Target Subsidiary.

3.24 CUSTOMERS AND SUPPLIERS.

3.24.1 Section 3.24.1 of the Target Disclosure Schedule sets forth each of Target and Target Subsidiaries’ ten (10) largest customers (based on the dollar amount of sales to such customers) for the year ended December 31, 2015 and the five-month period ended June 30, 2016 (“Material Customers”). Except as set forth in Section 3.24.1 of the Target Disclosure Schedule, (a) no Material Customer has provided written or oral notice it will not continue to be a customer after the consummation of the Merger, and to the Knowledge of Target, all Material Customers continue to be customers of Target and Target Subsidiaries and; (b) since December 31, 2015, no Material Customer has modified or indicated that it intends to modify the terms of its relationship with Target or any Target Subsidiary in any material respect; (c) since December 31, 2015, no Material Customer has cancelled or otherwise terminated its relationship with Target or any Target Subsidiary or threatened to do so; and (e) Target and Target Subsidiaries are not involved in any material claim, dispute or controversy with any Material Customer.

3.24.2 Section 3.24.2 of the Target Disclosure Schedule sets forth each of Target and Target Subsidiaries’ ten (10) largest suppliers (based on the dollar amount of purchases from such suppliers) for the year ended December 31, 2015 and the five-month period ended June 30, 2016 (“Material Suppliers”). Except as set forth in Section 3.24 of the Target Disclosure Schedule, (i) all Material Suppliers continue to be suppliers of Target and Target Subsidiaries, and no Material Supplier has given written or oral notice it will not continue to be a supplier of Target or any Target Subsidiary after the consummation of the Merger; (ii) none of the Material Suppliers has reduced materially its sales to Target or any Target Subsidiary from the levels achieved during the calendar year ended December 31, 2015, or indicated it intends to do so; (iii) since December 31, 2015, no Material

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Supplier has modified or indicated it intends to modify the terms of its relationship with Target or any Target Subsidiary in any material respect; (iv) since December 31, 2015, no Material Supplier has cancelled or otherwise terminated its relationship with Target or any Target Subsidiary or threatened to do so; (v) Target and Target Subsidiaries are not involved in any material claim, dispute or controversy with any Material Supplier; and (vi) no supplier to Target or any Target Subsidiary represents a sole source of supply for any goods and services used in the conduct of their business.

3.25 AFFILIATED BUSINESSES.

3.25.1 Section 3.25.1 of the Target Disclosure Schedule contains a complete and accurate list of all corporations, partnerships, limited liability companies, and sole proprietorships, directly or indirectly owned or controlled by any of the officers or directors of Target or any Target Subsidiary, which during the past three (3) years (a) have engaged in any business similar to any of Target’s or any Target Subsidiary’s businesses or (b) have conducted business with Target or any Target Subsidiary as a supplier, customer, lessor, lessee, or otherwise.

3.25.2 The list contained in Section 3.25.1 of the Target Disclosure Schedule specifies (a) the business engaged in by each such corporation, partnership, or sole proprietorship during the past three (3) years, and (b) the nature and volume of the business of each such corporation, partnership, or sole proprietorship conducted with Target or any Target Subsidiary and the period during which it has been conducted.

3.26 GOVERNMENT REPORTS. Section 3.26 of the Target Disclosure Schedule contains a complete and accurate list of all reports filed or required to be filed by Target or any Target Subsidiary during the last three (3) years (a) with the United States government reflecting production capacity, actual production, inventories, or shipments (including the Bureau of Census “Annual Survey of Manufacturers” on Form MA10000), and (b) with the Securities and Exchange Commission, Federal Trade Commission, Equal Employment Opportunity Commission, Environmental Protection Agency, and the Departments of Justice, Treasury, Labor, Interior, Commerce, and Defense.

3.27 CLAIMS, INQUIRIES AND CITATIONS AFFECTING TARGET.

3.27.1 Section 3.27.1 of the Target Disclosure Schedule contains a complete and accurate list of all claims, inquiries, citations, penalties assessed, and other proceedings of federal, state, or local governmental agencies and of others in respect of Target or any Target Subsidiary during the past three (3) years that relate to any provision of federal, state, or local laws or regulations, including those relating to occupational safety and health, equal employment opportunity, and environmental pollution.

3.27.2 Except to the extent indicated in Section 3.27.2 of the Target Disclosure Schedule, all such claims, inquiries, citations, or proceedings have been terminated or will be terminated at a cost to Target and Target Subsidiaries of not more than Five Thousand Dollars ($5,000) in any one instance and not more than Five Thousand Dollars ($5,000) in the aggregate.

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3.27.3 Except as set forth in Section 3.27.3 of the Target Disclosure Schedule, the buildings and operations of Target and Target Subsidiaries comply in all material respects with all applicable federal, state, and local laws.

3.28 CORPORATE DOCUMENTS. Target has furnished to Buyer for examination (a) copies of the articles of incorporation and bylaws of Target and each Target Subsidiary; (b) the minute books of Target and each Target Subsidiary containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, members, boards of directors and managers of Target and each Target Subsidiary; (c) all permits, orders, and consents issued by the California Commissioner of Corporations with respect to Target or any Target Subsidiary, or any security of either of them, and all applications for such permits, orders, and consents; and (d) the stock transfer books of Target and each Target Subsidiary setting forth all transfers of any equity interests.

3.29 PERSONNEL.

3.29.1 Identification and Compensation. Section 3.29.1 of the Target Disclosure Schedule contains a complete and accurate list of the names and addresses of all officers, directors, employees, agents, and manufacturer’s representatives of Target and each Target Subsidiary, stating the rates of compensation payable to each.

3.29.2 Employment Contracts and Benefits. Section 3.29.2 of the Target Disclosure Schedule contains a complete and accurate list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Target or any Target Subsidiary is a party or by which Target or any Target Subsidiary is bound. All these contracts and arrangements are in full force and effect, and neither Target nor any Target Subsidiary, nor, to the Knowledge of Target, any other party is in default under them. There have been no claims of defaults and, to the Knowledge of Target, there are no facts or conditions that if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the Knowledge of Target, threatened labor dispute, strike, or work stoppage affecting Target’s or any Target Subsidiary’s business. Target and each Target Subsidiary have complied with all applicable laws for each of their respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, if and to the extent applicable. There are no pending or, to the Knowledge of Target, threatened claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law; nor is there, to the Knowledge of Target, any basis for such a claim. Except as set forth in Section 3.29.2 of the Target Disclosure Schedule, neither Target nor any Target Subsidiary has entered into any severance or similar arrangement with any present or former employee that will result in any obligation, absolute or contingent, of Buyer, Target, or any Target Subsidiary, to make any payment to any present or former employee following termination of employment.

3.29.3 Banks and Financial Institutions. Section 3.29.3 of the Target Disclosure Schedule contains a complete and accurate list of the names and addresses of all banks or other financial institutions in which Target or any Target Subsidiary has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

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3.30 CONTINUITY OF BUSINESS ENTERPRISE. Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Internal Revenue Code Reg. Section 1.368-l(d).

3.31 NO BROKERS. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or charges or any similar charges in connection with this Agreement or any transactions contemplated hereby.

3.32 DISCLOSURE. No representation or warranty by Target Parties in this Agreement and no statement by Target Parties or any Target Subsidiary by any executive officer or other person or contained in any document, certificate, or other writing furnished by or on behalf of Target Parties or any Target Subsidiary to Buyer in connection with this transaction contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate, or other writing.

3.33 CERTAIN DEFINITIONS.

3.33.1 As used in this Article 3, “Material Adverse Effect” means any change, condition, occurrence, development, event or effect that, individually or in the aggregate with other changes, conditions, occurrences, developments, events or effects, (i) is materially adverse to the assets, business, condition (financial or otherwise), operations or prospects of Target, taken as a whole, (ii) materially impairs the ability of Target to perform its obligations under this Agreement or (iii) prevents or delays the consummation of the transactions contemplated herein; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (A) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which Target conducts its business, so long as such changes or conditions do not adversely affect Target, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (B) any change in applicable legal requirements, rule or regulation or interpretation thereof after the date hereof, so long as such changes do not adversely affect Target, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (C) the failure, in and of itself, of Target to meet any internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (A), (B), and (D), of this definition, be considered in determining whether a Material Adverse Effect has occurred; and (D) acts or omissions of Buyer after the date of this Agreement (other than actions or omissions specifically contemplated by this Agreement).

3.33.2 As used in this Article 3, “Knowledge of Target” means the actual knowledge of Randy Jones and Tim Miller.

3.34 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in Article 3 (including the related Parts of the Target Disclosure Schedule), neither Target Party nor any other person has made or makes any other express or implied

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representation or warranty, either written or oral, on behalf of Target, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer and its representatives or as to the future revenue, profitability or success of Target’s business, or any representation or warranty arising from statute or other legal requirement, and Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by a Target Party or any other person, and acknowledges and agrees that Target Parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by Target Parties or any other person.

ARTICLE 4. BUYER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the Buyer Disclosure Schedule attached as Exhibit D, as updated through the Closing Date (the “Buyer Disclosure Schedule”), Buyer represents and warrants to Target as of the date hereof and as of the Closing as follows.

4.1 ORGANIZATION, STANDING, QUALIFICATION; CORPORATE POWER AND ACTION.

4.1.1 Buyer is duly organized, validly existing, and in good standing under the laws of the State of California and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1.1 of the Buyer Disclosure Schedule, and, except as set forth in Section 4.1.1 of the Buyer Disclosure Schedule, neither the ownership of its property nor the conduct of its business requires it to be qualified to do business in any other jurisdiction, except where the failure to so qualify would not result in a Material Adverse Effect.

4.1.2 Buyer’s board of directors has duly authorized the execution of this Agreement, and Buyer has the corporate power to execute and deliver this Agreement and is duly authorized, subject only to (a) the approval of Buyer’s shareholders and (b) the filing of the Agreement of Merger with the Secretary of State of California, to merge Target into Buyer pursuant to this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming the approval of Buyer’s shareholders and the due authorization, execution, and delivery by Target, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to laws of general application related to bankruptcy, insolvency, and the relief of debtors now or hereafter in effect and rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.1.3 The approvals of Buyer’s common and preferred shareholders are the only approvals of holders of Buyer’s capital securities required to approve the Merger.

4.2 NO VIOLATION OF OTHER INSTRUMENTS. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Merger will not, (a) violate any provision of the articles of incorporation or bylaws of Buyer; (b) violate any provision of, result in the acceleration of any obligation under, result in a right of termination in another party to, or result in the imposition of any lien or encumbrance on any asset of Buyer under, any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Buyer is a party or by which Buyer is bound; (c) result in the termination of any agreement, license,

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franchise, lease, or permit to which Buyer is a party or by which Buyer is bound; or (d) violate or conflict with any other restriction of any kind or character to which Buyer is subject. After the shareholder(s) of Buyer have approved the Merger, Buyer will take, or will have taken, all actions required by law, Buyer’s articles of incorporation or bylaws, or otherwise required or necessary to authorize the execution and delivery of this Agreement and to authorize the Merger.

4.3 NO BROKERS. Buyer has not incurred, nor will Buyer incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or charges or any similar charges in connection with this Agreement or any transactions contemplated hereby.

4.4 CAPITAL STRUCTURE OF BUYER. Buyer’s authorized capital stock consists of (a) five million (5,000,000) shares of preferred stock, of which (i) five hundred thousand (500,000) shares designated as Series A Preferred are issued and outstanding, (ii) one million four hundred and fifty thousand (1,450,000) shares designated as Series B Preferred are issued and outstanding and (iii) one million eighty-seven thousand and five (1,087,005) shares designated as Series C Preferred are issued and outstanding, and (b) eleven million (11,000,000) shares of common stock, of which four million one hundred thousand five hundred and eighty-eight (4,100,588) shares are issued and outstanding. No shares of Buyer’s capital stock are held in treasury. There are one million five hundred thousand (1,500,000) shares of Buyer common stock reserved for issuance pursuant to One Stop Systems, Inc. 2015 Stock Option Plan. There are two million four hundred twelve thousand four hundred eleven (2,412,411) shares of Buyer common stock subject to outstanding Options and warrants. Section 4.4 of the Buyer Disclosure Schedule sets forth the following information with respect to outstanding options: (a) the name of each option holder, (b) the number of shares of Buyer common stock to be issued on exercise of options held by each such holder, (c) the exercise price of such options, (d) the vesting schedule for such options, including the extent vested to date, and (e) whether such Options are intended to qualify as incentive stock options as defined in Internal Revenue Code Section 422, as amended. All issued and outstanding shares have been, and all shares to be issued pursuant to outstanding options will be, validly issued in full compliance with all federal and state securities laws, fully paid and nonassessable, except for the preemptive rights resulting from the Merger, not subject to preemptive rights created by statute, the articles of incorporation, or the bylaws of Buyer and, except for rights of Buyer’s preferred shareholders, issued free and clear of any similar rights under any agreement to which Buyer is a party or by which it is bound, and do or will have one voting right per share. Other than as set forth in Section 4.4 of the Buyer Disclosure Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Buyer to issue or to transfer from treasury any additional shares of its capital stock of any class.

4.5 BUYER FINANCIAL STATEMENTS; BUYER BALANCE SHEET DATE.

4.5.1 Buyer has delivered to Target (a) consolidated balance sheets of Buyer as of December 31, 2015, December 31, 2014, and December 31, 2013, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ending on those dates, audited by Buyer’s independent public accountants, whose opinions with respect to those financial statements are included in the financial statements delivered to Target, and (b) unaudited consolidated balance sheets of Buyer as of June 30, 2016, together with related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the six (6) month period ending on this date, accurately reflecting all information normally reported to Buyer’s

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independent public accountants for the preparation of Buyer’s financial statements (other than footnotes thereto). The above financial statements delivered to Target are referred to as the “Buyer Financial Statements.”

4.5.2 The Buyer Financial Statements (a) have been prepared in accordance with the books and records of Buyer, (b) have been prepared in accordance with GAAP consistently applied by target throughout the periods indicated, and (c) fairly present the financial position of Buyer as of the respective dates of the balance sheets included and the results of its operations for the respective periods indicated, in accordance with GAAP and subject to normal and recurring year-end adjustments and the lack of footnote disclosure.

4.5.3 June 30, 2016 is referred to in this Agreement as the “Buyer Balance Sheet Date.”

4.6 INSURANCE. During each of the past five (5) fiscal years, Buyer have been adequately insured by financially sound and reputable insurers with respect to risks normally insured against and in amounts normally carried by companies similarly situated. All such insurance policies are in full force and effect; all premiums due on such policies have been fully paid; and no notice of cancellation or termination has been received with respect to any policy.

4.7 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of Buyer to continue at least one significant historic business line of Target, or to use at least a significant portion of Target’s historic business assets in a business, in each case within the meaning of Internal Revenue Code Reg. Section 1.368-1(d).

4.8 TITLE TO ASSETS. Buyer has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible, or intangible, that constitute all the assets and interests in assets that are used in the business of Buyer. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (a) those disclosed in Section 4.8 of the Buyer Disclosure Schedule or (b) the lien of current taxes not yet due and payable.

4.9 INTERESTS IN BUYER’S PROPERTY. No officer, director, or shareholder of Buyer has any interest in any property, real or personal, tangible or intangible, including copyrights, trademarks, or trade names, used in or pertaining to the business of Buyer.

4.10 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of Buyer other than the following:

(a) Liabilities disclosed or provided for in Buyer’s June 30, 2016 Balance Sheet, including the notes to such Balance Sheet;

(b) Liabilities disclosed in Section 4.10 of the Buyer Disclosure Schedule; or

(c) Liabilities incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date, none of which has been adverse to the business of Buyer, and none of which is attributable to any period before the Buyer Balance Sheet Date.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

4.11 ABSENCE OF SPECIFIED CHANGES. Since December 31, 2015 there has not been:

(a) Any material change in the business, results of operations, assets, financial condition, or manner of conducting the business of Buyer other than changes in the ordinary course of business consistent with past practice, none of which has had a Material Adverse Effect;

(b) Any material damage, destruction, or loss (whether or not covered by insurance) adversely affecting any aspect of the business or operations of Buyer;

(c) Any direct or indirect redemption or other acquisition by Buyer of any of Buyer’s shares of capital stock of any class, or any declaration, setting aside, or payment of any dividend or other distribution of Buyer’s capital stock of any class;

(d) Any increase in the compensation, incentive payments, or severance payable or to become payable by Buyer to any of its officers, employees, or agents, other than compensation increases granted in the ordinary course of business;

(e) Any option to purchase, or other right to acquire, stock of any class of Buyer granted by Buyer to any person, other than stock options granted by Buyer to directors, officers, other employees or consultants in the ordinary course of business;

(f) Any employment, bonus, severance, change of control, or deferred compensation agreement or arrangement entered into between Buyer and any of its directors, officers, or other employees or consultants;

(g) Any issuance of capital stock of any class by Buyer other than in connection with the exercise of options to purchase such capital stock by directors, officers, other employees or consultants of Buyer made in the ordinary course of business;

(h) Any sale or disposition of a material amount of assets or material interests owned or possessed by Buyer, other than sales occurring in the ordinary course of business consistent with past practices and prior periods;

(i) Any indebtedness incurred by Buyer for borrowed money or any commitment to borrow money entered into by Buyer or any guaranty given by Buyer;

(j) Any cancellation by Buyer of any material indebtedness owing to Buyer, or any cancellation or settlement by Buyer of any material claims against others;

(k) Any change in accounting practices by Buyer;

(1) Any change in method of accounting with respect to taxes, any change to a tax election, any filing of an amended tax return, any settlement or compromise of any proceeding with respect to any material tax liability;

(m) Any amendment to Buyer’s articles of incorporation or bylaws; or

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(n) Any agreement or commitment by or on behalf of Buyer to do or take any of the actions referred to in (a) through (m) above.

4.12 PERMITS, LICENSES, AND FRANCHISES. Buyer has obtained all necessary permits, licenses, franchises, and other authorizations and have complied with all laws applicable to the conduct of their business in the manner and in the areas in which business is presently being conducted; and all such permits, licenses, franchises, and authorizations are valid and in full force and effect. To the Knowledge of Buyer, Buyer has not engaged in any activity that would cause revocation or suspension of any such permits, licenses, franchises, or authorizations; no action or proceeding contemplating the revocation or suspension of any of them is pending or, to the Knowledge of Buyer, threatened; and no approvals or authorizations will be required after the consummation of the Merger to permit Surviving Corporation to continue Buyer’s business as presently conducted.

4.13 JUDGMENTS, DECREES, OR ORDERS RESTRAINING BUSINESS. Buyer is not a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining Buyer with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

4.14 LABOR DISPUTES. Buyer is not a party to any collective bargaining agreement or other contract with a labor union. No work stoppage, strike, lockout, or other labor dispute in respect to Buyer is pending or, to the Knowledge of Buyer, threatened, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Buyer, threatened.

4.15 ENVIRONMENTAL COMPLIANCE; HAZARDOUS MATERIALS.

4.15.1 The real property described in Section 4.15.1 of the Buyer Disclosure Schedule constitutes all of the real property and interests in real property owned or leased by the Company as of the Target Balance Sheet Date, except for properties that have been disposed of as specified in Section 4.15.1 of the Buyer Disclosure Schedule.

4.15.2 Buyer has complied in all material respects with, and has not been cited for any violation of, Environmental Laws (as defined in Section 3.16); and no material capital expenditures will be required for compliance with any Environmental Laws. Buyer has not received any written notice, claim, report, or other information regarding any violation or alleged violation of any Environmental Laws. Buyer has not retained or assumed by contract or operation of law any material liability or obligation of another person under any Environmental Law. To the Knowledge of Buyer, there are no underground storage tanks located on the real property described in Section 4.15.1 of the Buyer Disclosure Schedule in which any Hazardous Material (as defined in Section 3.16) has been or is being stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, or over that real property or into or upon ground or surface water on that real property. To the Knowledge of Buyer, there are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of that real property or into other assets of Buyer, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCBs on that real property. All reports, audits, assessments, and other similar documents in possession of Buyer relating to any material liability or potential material liability of Buyer under any Environmental Law or to any Hazardous Material have been provided to Target.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

4.16 LITIGATION. Except as set forth in Section 4.16 of the Buyer Disclosure Schedule: (a) there are no claims, actions, suits, or proceedings pending or, to the Knowledge of Buyer, threatened (i) against or affecting Buyer or the properties or business of Buyer or (ii) that would prevent or hinder the consummation of the Merger; and (b) Buyer is not charged with violation of, or threatened with charges of violation of, or under investigation with respect to a possible violation of any provision of any federal, state, or local law or administrative ruling or regulation relating to any aspect of its business.

4.17 CLAIMS, INQUIRIES AND CITATIONS AFFECTING BUYER.

4.17.1 Section 4.17.1 of the Buyer Disclosure Schedule contains a complete and accurate list of all claims, inquiries, citations, penalties assessed, and other proceedings of federal, state, or local governmental agencies and of others in respect of Buyer during the past three (3) years that relate to any provision of federal, state, or local laws or regulations, including those relating to occupational safety and health, equal employment opportunity, and environmental pollution.

4.17.2 Except to the extent indicated in Section 4.17.2 of the Buyer Disclosure Schedule, all such claims, inquiries, citations, or proceedings have been terminated or will be terminated at a cost to Buyer of not more than Five Thousand Dollars ($5,000) in any one instance and not more than Five Thousand Dollars ($5,000) in the aggregate.

4.17.3 Except as set forth in Section 4.17.3 of the Buyer Disclosure Schedule, the buildings and operations of Buyer comply in all material respects with all applicable federal, state, and local laws.

4.18 DISCLOSURE. No representation or warranty by Buyer in this Agreement and no statement by Buyer by any executive officer or other person or contained in any document, certificate, or other writing furnished by or on behalf of Buyer to Target in connection with this transaction contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate, or other writing.

4.19 CERTAIN DEFINITIONS.

4.19.1 As used in this Article 4, “Material Adverse Effect” means any change, condition, occurrence, development, event or effect that, individually or in the aggregate with other changes, conditions, occurrences, developments, events or effects, (i) is materially adverse to the assets, business, condition (financial or otherwise), operations or prospects of Buyer, taken as a whole, (ii) materially impairs the ability of Buyer to perform its obligations under this Agreement or (iii) prevents or delays the consummation of the transactions contemplated herein; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (A) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which Buyer conducts its business, so long as such changes or conditions do not adversely affect Buyer, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (B) any change in applicable legal

MERGER AGREEMENT AND PLAN OF REORGANIZATION

requirements, rule or regulation or interpretation thereof after the date hereof, so long as such changes do not adversely affect Buyer, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (C) the failure, in and of itself, of Buyer to meet any internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (A), (B), and (D), of this definition, be considered in determining whether a Material Adverse Effect has occurred; and (D) acts or omissions of Buyer after the date of this Agreement (other than actions or omissions specifically contemplated by this Agreement).

4.19.2 As used in this Article 4, “Knowledge of Buyer” means the actual knowledge of Stephen Cooper.

4.20 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in Article 4 (including the related Parts of the Buyer Disclosure Schedule), neither Buyer nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Target and its representatives or as to the future revenue, profitability or success of Buyer’s business, or any representation or warranty arising from statute or other legal requirement, and Target specifically disclaims it is relying upon or has relied upon any other representations or warranties that may have been made by Buyer or any other person, and acknowledges and agrees that Buyer has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Buyer or any other person.

ARTICLE 5. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the Merger is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions.

5.1 PERFORMANCE OF ACTS AND UNDERTAKINGS OF TARGET. Each of the acts and undertakings of Target and Target Shareholder to be performed on or before the Closing Date pursuant to the terms of this Agreement has been duly performed, including, but not limited to, Target and Target Shareholder’s obligations set forth in Section 2.4 and the delivery to Buyer of the executed letter of transmittal and certificate(s) evidencing ownership of Target Common Stock (including the Surrendered Certificates).

5.2 CERTIFIED RESOLUTIONS. Target has furnished Buyer with a copy, certified by Target’s secretary, of (a) a resolution or resolutions duly adopted by Target’s board of directors and Target Shareholder authorizing and approving this Agreement and the Merger.

5.3 CONTINUED ACCURACY OF TARGET’S WARRANTIES. All the representations and warranties of Target contained in this Agreement will be true in all material respects (except to the extent a warranty contains “material,” “materially,” “materiality,” “material adverse effect,” “material adverse change” or similar qualifiers, in which case such warranty will be true in all respects) as of the date of this Agreement and as of the Effective Time (except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date,

MERGER AGREEMENT AND PLAN OF REORGANIZATION

which will have been true as of such particular date); and Buyer has received at the Closing a certificate, dated the Closing Date and executed by the president or a vice president of Target, containing a warranty to that effect.

5.4 APPROVALS FROM AUTHORITIES. Buyer has received, or has satisfied itself it will receive, in form satisfactory to Buyer, all necessary approvals of the transactions contemplated by this Agreement from authorities having any jurisdiction over the business of Target or any Target Subsidiary, so Target and Target Subsidiary may continue to carry on their business as presently conducted after consummation of the Merger; and no such approval has been withdrawn or suspended.

5.5 CONSENTS. All consents of other parties to the mortgages, notes, leases, franchises, agreements, licenses, and permits of Target or any Target Subsidiary necessary to permit consummation of the Merger have been obtained.

5.6 BUYER SHAREHOLDER APPROVAL. This Agreement and the Merger (including, but not limited to, the granting of preemptive rights to Surviving Corporation’s common and preferred shareholders per the Certificate of Amendment and the granting of “piggy-back” registration rights per the Piggyback Registration Rights Agreement) will have been duly authorized and approved by Buyer’s shareholders.

5.7 TARGET SHAREHOLDER APPROVAL. All of the outstanding shares of Target common stock have been voted for the approval of the Merger.

5.8 DISSENTING SHARES. None of the outstanding shares of Target common stock are, or are eligible to become, “dissenting shares” within the definition of California Corporations Code Section 1300.

5.9 EMPLOYMENT AGREEMENTS. Tim Miller and Julia Elbert, executives and employees of Target, have entered into employment agreements on terms satisfactory to such executives or employees and Buyer.

5.10 FILING OF MERGER AGREEMENT. The Agreement of Merger has been filed in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Merger to become effective, or Buyer has satisfied itself all such filings will be or are capable of being made effective as of the Closing Date.

5.11 TARGET’S DELIVERY OF UPDATED TARGET DISCLOSURE SCHEDULES. Target has delivered the Target Disclosure Schedule required by this Agreement, updated through the Closing Date (the “Updated Target Disclosure Schedules”).

5.12 BUYER’S APPROVAL OF UPDATED TARGET DISCLOSURE SCHEDULES. In its sole and absolute discretion, Buyer is satisfied with any matter reflected, listed, or disclosed in the Updated Target Disclosure Schedules that was not reflected, listed, or disclosed in the original Target Disclosure Schedules.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

5.13 EXEMPTIONS FROM FEDERAL AND CALIFORNIA SECURITIES LAW REQUIREMENTS. In its sole and absolute discretion, Buyer is satisfied there are exemptions from federal and California securities law requirements available in connection with the granting of (a) preemptive rights to Buyer’s shareholders per the Certificate of Amendment and (b) piggy-back registration rights to Buyer’s common shareholders per the Piggyback Registration Rights Agreement.

5.14 TERMINATION OF OUTSTANDING CONVERTIBLE SECURITIES. All outstanding rights, options, and convertible securities of Target described in Section 3.2 have been terminated, canceled, or otherwise eliminated.

5.15 NO ORDER, INJUNCTION, RESTRAINT, OR PROCEEDINGS. No governmental entity will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Merger will be in effect, nor will any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There will not have been instituted by any governmental authority or any third party any material litigation or proceedings against any of the Parties to this Agreement in connection with the Merger and the other transactions contemplated by this Agreement.

5.16 FINANCING, ETC. Buyer will have at Closing sufficient availability under its bank financing arrangements to satisfy its obligations under this Agreement and the Comerica Payoff Letter, and will have obtained all consents of or approvals from Buyer’s bank lenders necessary to consummate all the transactions contemplated by this Agreement and the Comerica Payoff Letter.

5.17 CLOSING CONDITION FOR TARGET’S WORKING CAPITAL DEFICIT.

5.17.1 Target’s Working Capital deficit will not exceed Five Hundred Thousand Dollars ($500,000) on the Closing Date.

5.17.2 For purposes of this Section 5.17 only, Target’s Working Capital on the Closing Date will be determined from Target’s internally prepared balance date, dated the Closing Date (“Closing Date Balance Sheet”). Target agrees (a) to provide Buyer the Closing Date Balance Sheet on the Closing Date and (b) all of Target’s accounts payable and accrued expenses (including, but not limited to, any and all amounts owed to Miller Capital Corporation) will be recorded on Target’s books and records as of the Closing Date in a manner consistent with Target’s past practices and in accordance with GAAP applied on a basis consistent with prior periods.

5.17.3 As used in this Agreement, “Working Capital” means, with respect to Target, at the time of determination, its cash plus accounts receivable (less reserve for doubtful accounts and trade discounts shown on Target’s balance sheet) minus accounts payable and accrued expenses (including, but not limited to, any and all amounts owed to Miller Capital Corporation), in each case, as determined in accordance with GAAP applied on a basis consistent with prior periods.

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ARTICLE 6. CONDITIONS PRECEDENT TO TARGET’S OBLIGATION TO CLOSE

Target’s obligation to consummate the Merger is subject to the satisfaction or waiver on or before the Closing Date of the following conditions.

6.1 PERFORMANCE OF ACTS AND UNDERTAKINGS BY BUYER. Each of Buyer’s acts and undertakings to be performed on or before the Closing Date pursuant to this Agreement, including each of Buyer’s obligations set forth in Subsection 2.4.3, have been performed.

6.2 CERTIFIED RESOLUTIONS. Buyer has furnished Target with certified copies of (a) resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution and delivery of this Merger Agreement and authorizing the consummation of the transactions contemplated by this Agreement, and (b) a resolution or resolutions adopting this Agreement, duly approved by the holders of at least a majority of the total number of outstanding shares of Buyer’s stock.

6.3 CONTINUED ACCURACY OF BUYER’S WARRANTIES. The representations and warranties of Buyer contained in this Agreement will be true in all material respects (except to the extent a warranty contains “material,” “materially,” “materiality,” “material adverse effect,” “material adverse change” or similar qualifiers, in which case such warranty will be true in all respects) as of the date of this Agreement and as of the Effective Time (except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date, which will have been true as of such particular date); and Target has received at the closing a certificate, dated the Closing Date and executed on behalf of Buyer by its president or any vice president, containing a warranty to that effect.

6.4 BUYER’S DELIVERY OF UPDATED BUYER DISCLOSURE SCHEDULES. Buyer has delivered the Buyer Disclosure Schedule required by this Agreement, updated through the Closing Date (the “Updated Buyer Disclosure Schedules”).

6.5 TARGET’S APPROVAL OF UPDATED BUYER DISCLOSURE SCHEDULES. In its sole and absolute discretion, Target is satisfied with any matter reflected, listed, or disclosed in the Updated Buyer Disclosure Schedules that was not reflected, listed, or disclosed in the original Buyer Disclosure Schedules.

ARTICLE 7. COVENANTS

7.1 BUYER’S INVESTIGATION. Before the Closing Date, Buyer may directly or through its representatives make such investigation of the assets and business of Target and Target Subsidiaries (including confirmation of its cash, inventories, accounts, accounts receivable, and liabilities, and investigation of its titles to and the condition of its property and equipment) as Buyer deems necessary or advisable. The investigation will not affect Buyer’s right to terminate this Agreement as provided in Article 9. Target will allow Buyer and its representatives full access, at reasonable times after the date of execution of this Agreement, to the premises and to all the books, records, and assets of Target and Target Subsidiaries, and Target’s officers will furnish to Buyer such financial and operating data and other information with respect to the business and properties of Target and each Target Subsidiary as Buyer from time to time reasonably requests. Buyer agrees not to disclose

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any confidential information obtained in the course of its investigation or use it for any purposes other than evaluation of Target and Target Subsidiaries with respect to the Merger.

7.2 CONDUCT OF BUSINESS IN NORMAL COURSE. Between the date of this Agreement and the Closing Date, Target will operate its business only in the ordinary course and in a normal manner consistent with past practice. During this period, Target will not encumber any asset or enter into any transaction or make any commitment relating to its assets or business otherwise than in the ordinary course of its business (consistent with its prior practices), or take any action that would render inaccurate any representation or warranty contained in this Agreement or would cause a breach of any other covenant under this Agreement, without first obtaining the written consent of Buyer.

7.3 WORKING CAPITAL ADJUSTMENT.

7.3.1 Working Capital Adjustment. If the Agreement is not terminated by Buyer per Section 5.17 and the Closing occurs, Target Parties agree that to the extent Target’s Working Capital (as defined in Subsection 5.17.3) deficit exceeds Three Hundred Thousand Dollars ($300,000) on the Closing Date, then the Merger Consideration Shares issued by Buyer to Target Shareholder will be reduced by a number of shares equal to (a) the amount by which the Working Capital deficit exceeds Three Hundred Thousand Dollars ($300,000), divided by (b) One Dollar and Seventy Eight Cents ($1.78).

7.3.2 Working Capital Adjustment Procedures.

(a) Preparation of Closing Working Capital. As promptly as practicable, but not later than thirty (30) days after the Closing Date, Buyer will prepare and deliver to Target Shareholder written notice (“Closing Working Capital Notice”) containing Buyer’s calculation of the Target’s Working Capital as of the Closing Date (such amount, the “Closing Working Capital”). Target Shareholder will have fifteen (15) days (“Review Period”) following delivery of the Closing Working Capital Notice to review the Closing Working Capital.

(b) Acceptance by Target Shareholder. If (i) at any time during the Review Period, Target Shareholder delivers written notice to Buyer of its acceptance of Buyer’s calculation of the Closing Working Capital or (ii) Target Shareholder fails to deliver a timely Objection Notice in accordance with Subsection 7.3.2(c), then Buyer’s calculation of the Closing Working Capital will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital” for purposes of this Agreement.

(c) Disagreement by Target Shareholder. If Target Shareholder disagrees with Buyer’s calculation of the Closing Working Capital, then prior to the expiration of the Review Period, Target Shareholder may deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s objection to Buyer’s calculation of the Closing Working Capital (“Objection Notice”). The Objection Notice will specify in reasonable detail those items or amounts as to which Target Shareholder disagrees.

(d) Dispute Resolution. If Target Shareholder delivers a timely Objection Notice in accordance with Subsection 7.3.2(c), Buyer and Target Shareholder will, during the fifteen

MERGER AGREEMENT AND PLAN OF REORGANIZATION

(15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts to determine a mutually agreeable Closing Working Capital. If, during such period, Buyer and Target Shareholder agree on the Closing Working Capital, then Buyer and Target Shareholder will execute a written acknowledgement of such amount and the Closing Working Capital so agreed upon will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital” for purposes of this Agreement. If, during such period, Buyer and Target Shareholder are unable to agree, then the disputed items will be resolved in accordance with Article 14 (Dispute Resolution) of this Agreement.

7.4 TARGET SHAREHOLDER’S NONCOMPETITION, ETC.

7.4.1 Noncompetition, Etc.

(a) As an inducement for Buyer to enter into this Agreement and as additional consideration for the payment by Buyer of the Merger Consideration Shares and Target Shareholder’s receipt of other consideration, the receipt of which is hereby acknowledged, Target Shareholder agrees Target Shareholder will not, at any time within the five (5)-year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in throughout the world that is the same as, similar to, or competitive with any activity now engaged in by Target (or any successor or successors of Target), as long as Buyer or Surviving Corporation (or any successor) engages in this activity in any such country, state, county or city.

(b) The parties intend the covenant contained in Subsection 7.4.1(a) above be construed as a series of separate covenants, one for each country, state, county or city. Except for geographic coverage, each such separate covenant will be considered identical in terms to the covenant contained in Subsection 7.4.1(a). If, in any judicial proceeding, a court refuses to enforce any of the separate covenants included in this Subsection 7.4.1(a), the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

(c) As an inducement for Buyer to enter into this Agreement and as additional consideration for the payment by Buyer of the Merger Consideration Shares and Target Shareholder’s receipt of other consideration, the receipt of which is hereby acknowledged, Target Shareholder further agrees not to divulge, communicate, use to the detriment of Buyer and Surviving Corporation or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Target, Buyer or Surviving Corporation, including personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data. Target Shareholder acknowledges and agrees any information or data it has acquired on any of these matters or items was received in confidence and as a fiduciary of Target, Buyer and Surviving Corporation.

7.4.2 Nondisparagement. As an inducement for Buyer to enter into this Agreement and as additional consideration for the payment by Buyer of the Merger Consideration Shares and Target Shareholder’s receipt of other consideration, the receipt of which is hereby acknowledged, Target Shareholder agrees Target Shareholder will not, at any time after the Closing Date, disparage Target,

MERGER AGREEMENT AND PLAN OF REORGANIZATION

Buyer, the Surviving Corporation, the business formerly conducted by Target, the business conducted by the Buyer and Surviving Corporation or any person known to Target Shareholder to be a shareholder, director, officer, employee or agent of Buyer or Surviving Corporation.

7.4.3 Reasonable Restrictions. Target Shareholder (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges the duration, geographical scope and subject matter of this Section 7.4 are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential information of Target, Buyer and Surviving Corporation, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.

7.4.4 Limitations. It will not be a violation of the restrictive covenants in Subsection 7.4.1 (a) for (a) Target Shareholder to invest in publicly-traded securities of any entity constituting less than two percent (2%) of such entity’s outstanding capital stock or (b) Target Shareholder to serve on the board of directors or hold securities of GiGaIOnetworks, Inc.

7.4.5 Remedies. If there is a breach of the covenants set forth in Section 7.4, Buyer and Surviving Corporation will be entitled, in addition to any other rights they may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 7.4, it being agreed money damages alone would be inadequate to compensate Buyer and Surviving Corporation and would be an inadequate remedy for such breach. The remedies in this Subsection 7.4.5 are cumulative and not alternative.

7.5 AUDITS. Buyer shall promptly notify Target Shareholder following receipt of any notice of audit or other proceedings relating to any Tax Return of Target filed with respect to a tax period ending on or before the Closing Date (the “Prior Period Returns”). Target Shareholder shall have the right to control any and all audits or other proceedings relating to any Prior Period Return, including the filing of an amended return; provided, however, that Target Shareholder shall not agree to the resolution of any audit or other proceeding relating to a Prior Period Return or file an amended Prior Period Return without Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall make available or shall cause the Surviving Corporation to make available to Target Shareholder any and all books and records of the Surviving Corporation and other documents reasonably requested by Target Shareholder and shall make available employees of the Surviving Corporation to enable Target Shareholder to defend any such audit or other proceedings and shall cooperate with Target Shareholder in defense of such audits or other proceedings.

7.6 FURTHER ASSURANCES. The Parties will cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION

8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNITIES.

8.1.1 Representations and Warranties. All representations and warranties in this Agreement, or in any instrument, certificate or other document delivered pursuant to this Agreement, will survive the Closing Date until the date that is two (2) years after the Closing Date, except (a) the representation and warranties in Sections 3.7 (Intellectual Property), 3.16 (Environmental Compliance; Hazardous Materials) and 3.22 (Taxes) will terminate five (5) years after the Closing Date; and (b) the representation and warranties in Sections 3.1 (Organization, Standing, Qualification; Corporation Power and Action), 3.2 (Capital Structure of Target) and 3.5 (Title to Assets) will not terminate. The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 8.1.1 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.

8.1.2 Applicable Period-Claims. In each case, the Target Shareholder will have no liability to a Buyer Indemnified Party (as defined below) for any breaches or defaults on these matters, unless the Buyer Indemnified Party makes a claim for the breach or default within the applicable period set forth above. The limitation periods for the survival of the above-specified warranties will not apply to any fraudulent breach of a representation or warranty.

8.1.3 Covenants. All covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate or other document delivered pursuant to this Agreement, which by their terms contemplate actions or impose obligations following the Closing will survive the Closing and remain in full force and effect in accordance with their terms.

8.2 INDEMNIFICATION.

8.2.1 Basic Provisions. Target Shareholder will indemnify, defend, and hold harmless Buyer, its directors, officers, employees, consultants, or shareholders (each a “Buyer Indemnified Party”) against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees (each a “Loss”), that a Buyer Indemnified Party) will incur or suffer that arise from or relate to:

(a) Any inaccuracy in any representation or warranty, or any breach of any representation or warranty, of Target Parties under this Agreement or any schedule, certificate, instrument, or other document delivered pursuant to this Agreement;

(b) Any failure of Target Parties duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by Target Parties pursuant to this Agreement, and any schedule, certificate, agreement, or other document entered into or delivered pursuant to this Agreement;

(c) any liability or obligation (including, but not limited to, any tax liability or obligation (together with all interest, penalties, and additions imposed with respect to such

MERGER AGREEMENT AND PLAN OF REORGANIZATION

amounts)) arising out of the ownership or operation of Target or any Target Subsidiary prior to the Closing Date;

(d) any tax liability or obligation (together with all interest, penalties, and additions imposed with respect to such amounts) arising out of the Merger and/or the transactions contemplated by this Agreement;

(e) any liability or obligation relating to Target’s stock options, including but not limited to the exercise or termination thereof.

8.2.2 Limitations.

(a) Target Shareholder’s liability with respect to claims under Subsection 8.2.1(a) will not exceed Three Million Thirty Six Thousand Six Hundred and Forty Dollars ($3,036,640) (“Cap”). Target Shareholder may satisfy all or part of any claims under Section 8.2.1 by surrendering Buyer’s common stock held by Target Shareholder, with an agreed value for purposes of this Agreement of One Dollar and Seventy Eight Cents ($1.78) per share.

(b) Target Shareholder will not be liable to any Buyer Indemnified Party with respect to claims under Subsection 8.2.1(a) until such time as all claims of Losses cumulatively exceed Thirty One Thousand Dollars ($31,000) (“Basket”). If and when the aggregate amount of all such claims of Losses cumulatively exceed the Basket, Target Shareholder will, subject to the limitation on the maximum aggregate liability, thereafter be liable in full for all Losses arising from those breaches and indemnities in excess of the first Thirty One Thousand Dollars ($31,000).

(c) Notwithstanding anything in this Agreement to the contrary, the Cap and Basket will not apply to any claims (i) of fraud or intentional misrepresentation; or (ii) under Subsections 8.2.1(b) and (c).

(d) Target Shareholder shall not be liable under Section 8.2.1(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Target contained in this Agreement if Stephen Cooper had knowledge of such inaccuracy or breach prior to the Closing.

8.2.3 Target Shareholder’s Right to Defend. Buyer will promptly notify Target Shareholder of the existence of any claim asserted by a third party against any Buyer Indemnified Party on which a Buyer Indemnified Party intends to assert an indemnification claim for Loss (a “Buyer Third Party Claims Notice”) against Target Shareholder, and will give Target Shareholder a reasonable opportunity to defend the same at Target Shareholder’s own expense and with counsel of Target Shareholder’s own selection; provided a Buyer Indemnified Party will at all times also have the right to participate fully in the defense at its own expense. If, within fifteen (15) days after Buyer has given the Buyer Third Party Claim Notice, Target Shareholder fails to undertake the defense of that third party claim, the Buyer Indemnified Party will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Target Shareholder. If the claim is one that cannot by its nature be defended solely by Target Shareholder (including any federal or state tax

MERGER AGREEMENT AND PLAN OF REORGANIZATION

proceeding), Buyer will make available all information and assistance Target Shareholder may reasonably request.

ARTICLE 9. TERMINATION OF AGREEMENT

9.1 GROUNDS FOR TERMINATION. This Agreement and the transactions contemplated under this Agreement may be terminated at any time before the Effective Time, either before or after the meeting of Target’s shareholders:

(a) By mutual written consent of Buyer and Target;

(b) By Buyer if (i) there has been a material misrepresentation or a material breach of warranty in Target’s warranties set forth in this Agreement or in any schedule or certificate delivered pursuant to this Agreement, or (ii) there has been a material breach of any of Target’s covenants or agreements set forth in this Agreement, in the case of each of clauses (i) and (ii), which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Buyer to Target;

(c) By Target if (i) there has been a material misrepresentation or a material breach of warranty in Buyer’s warranties set forth in this Agreement, or (ii) there has been a material breach of any of Buyer’s covenants or agreements set forth in this Agreement, in the case of each of clauses (i) and (ii), which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Target to Buyer;

(d) By Buyer if any condition in Article 5 has not been satisfied as of the date specified for Closing in Section 1.2 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(e) By Target if any condition in Article 6 has not been satisfied as of the date specified for Closing in the first sentence of Section 1.2 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Target Parties to comply with their obligations under this Agreement), and Target has not waived such condition on or before such date;

(f) By Buyer or Target if any governmental entity will have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action will have become final and nonappealable;

(g) By Buyer if there will be any action taken, or any statute, rule, regulation, or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity, which would prohibit or restrict Buyer’s ownership or operation of any portion of the business of Target;

(h) By Buyer if it has determined the business, assets, or financial condition of Target and the Target Subsidiaries, taken as a whole, have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise;

MERGER AGREEMENT AND PLAN OF REORGANIZATION

(i) By Target or by Buyer if the Merger will not have been consummated by July 31, 2016; provided the Party seeking to terminate this Agreement pursuant to this clause (i) has not caused such failure to close by any action or inaction constituting a breach of any of the representations, warranties, covenants, or agreements contained in this Agreement; or

(j) By Target if it has determined that the business, assets, or financial condition of Buyer and its subsidiaries, taken as a whole, have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise.

9.2 RIGHT TO PROCEED. In the event this Agreement is terminated pursuant to this Article 9, all further obligations of Buyer and of Target under this Agreement will terminate without further liability of Buyer to Target or Target to Buyer, except for the provisions set forth in Articles 10, 12, and 13 and the obligations of Buyer under Section 9.3; provided, however, despite anything in this Agreement to the contrary, if Target fails to satisfy any of the conditions specified in Article 5, Buyer will nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement, and if Buyer fails to satisfy any of the conditions specified in Article 6, Target will nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement.

9.3 RETURN OF TARGET’S DOCUMENTS IN EVENT OF TERMINATION. In the event of the termination of this Agreement for any reason, Buyer will return to Target all documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Buyer will not use any information so obtained for any purpose and will take all practicable steps to have such information kept confidential.

9.4 ATTORNEYS’ FEES AND COSTS IN EVENT OF TERMINATION. In the event of the termination of this Agreement for any reason, each Party will bear its own costs and expenses, including attorneys’ fees.

ARTICLE 10. PUBLIC ANNOUNCEMENT

Neither Buyer nor Target, without the consent of the other, will make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent will not be unreasonably withheld, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange, in which case reasonable efforts will be used to consult with the other Party before such announcement or release.

ARTICLE 11. MEETING OF TARGET’S SHAREHOLDERS

Target will take all necessary steps to call a meeting of its shareholders to consider and vote approval of the Merger to be held within ten (10) days from the date of this Agreement, which number of days includes adequate time for the preparation and mailing of proxy statements if applicable. In all proxy statements or other communications with the shareholders on this subject, Target’s board of directors will recommend to the shareholders they adopt the plan of Merger and approve the terms of this Agreement.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE 12. GOVERNING LAW; SUCCESSORS AND ASSIGNS;

COUNTERPARTS; ENTIRE AGREEMENT

This Agreement (a) will be construed under and in accordance with the laws of the State of California, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof; (b) will be binding on and will inure to the benefit of the parties to the agreement and their respective successors and assigns; (c) may be executed in any number of counterparts, and with counterpart signature pages, including facsimile, pdf or similar counterpart signature pages, all of which together will for all purposes constitute one Agreement, and will become effective when one or more counterparts will have been signed by each of the Parties and delivered to Buyer and Target; and (d) embodies the entire agreement and understanding, superseding all prior agreements and understandings, written or oral, between Target and Buyer relating to the subject matter of this Agreement.

ARTICLE 13. NOTICES

All notices, requests, demands, and other communications under this Agreement will be in writing and will be considered to have been duly given on the date of service if served personally on the Party to whom notice is to be given or sent via facsimile (with acknowledgment of complete transmission received), or on the second (2nd) day after mailing if mailed to the Party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Target and Target Subsidiaries at:	Mission Technology Group, Inc. 9918 Via Pasar San Diego, California 92126 Attention: Randy Jones Email: rjones@magma.com

With a copy to (which will not constitute notice):	Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130 Attention: Robert G. Copeland Email: rcopeland@sheppardmullin.com

To Buyer at:	One Stop Systems, Inc. 2235 Enterprise Street, Suite 110 Escondido, California 92029 Attention: Stephen Cooper Email: scooper@onestopsystems.com

With a copy to (which will not constitute notice):	Alan Rich & Associates, A.P.L.C. 2784 Gateway Road, Suite 104 Carlsbad, California 92009 Email: arich@arichlaw.com

MERGER AGREEMENT AND PLAN OF REORGANIZATION

Any Party may change its address for purposes of this section by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 14. DISPUTE RESOLUTION

14.1 EXCLUSIVE DISPUTE RESOLUTION MECHANISM. The Parties shall resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of Sections 14.1 through 14.4. The procedures set forth in Sections 14.1 through 14.4 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.

14.2 NEGOTIATIONS. The Parties shall first attempt in good faith to resolve any Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within 10 days after one Party provides notice to the other Party of such Dispute (“Dispute Notice”), either Party may, by written notice to the other Party (“Escalation to Executive Notice”), refer such dispute to the executives of each Party set forth below (or to such other person of equivalent or superior position designated by such Party in a written Notice to the other party, “Executive(s)”).

Executive of Target:	Randy Jones, CEO 9918 Via Pasar San Diego, California 92126 E-mail: rjones@magma.com

Executive of Buyer:	Stephen Cooper, President and CEO 2235 Enterprise Street, Suite 110 Escondido, California 92029 E-mail: scooper@onestopsystems.com

If the Executives cannot resolve any Dispute during the time period ending 10 days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either party may initiate mediation under Section 14.3.

14.3 MEDIATION.

14.3.1 Subject to Section 14.2, the Parties may, at any time after the Escalation to Mediation Date, submit the Dispute to any mutually agreed to mediation service in San Diego, California for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The parties covenant that they will use commercially reasonable efforts in participating in the mediation. The parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the parties.

14.3.2 The Parties further agree that all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any employees of the mediation service, are

MERGER AGREEMENT AND PLAN OF REORGANIZATION

confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

14.4 ARBITRATION AS A FINAL RESORT. If the Parties cannot resolve for any reason, including, but not limited to, the failure of either party to agree to enter into mediation or agree to any settlement proposed by the mediator, any Dispute within 30 days after the Escalation to Mediation Date, either Party may commence binding arbitration in San Diego, California before three arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

ARTICLE 15. AMENDMENTS

This Agreement may be amended only by the written agreement of all Parties; provided, however, if amended after the meeting of the shareholders of Target referred to in Article 11, the terms regarding the conversion of Target’s stock contained in Section 2.1 will not be amended without the further approval of Target’s shareholders as required by law.

ARTICLE 16. MISCELLANEOUS

16.1 WORD USAGE. Unless the context clearly requires otherwise: (a) plural and singular numbers will each be considered to include the other; (b) the masculine, feminine, and neuter genders will each be considered to include the others; (c) “or” is not exclusive; (d) “includes” and “including” are not limiting; (e) reference to any statute is a reference to that statute as amended to the date of this Agreement; (f) reference to any document is to that document, as amended to the date of this Agreement, including all exhibits and schedules, if any; and (g) “known to” or “knowledge of” a party means, with respect to any fact, circumstance, event, or other matter in question, the actual knowledge of it with respect to an individual, if knowledge refers to the knowledge of an individual, and of an officer or director of a party if knowledge refers to a party that is not an individual.

16.2 INCORPORATION OF RECITALS. The recitals set forth on the first page of this Agreement are hereby incorporated into and made a part of this Agreement.

16.3 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

MERGER AGREEMENT AND PLAN OF REORGANIZATION

16.4 ATTORNEY-CLIENT MATTERS.

16.4.1 Buyer waives and will not assert, and agrees to cause the Surviving Corporation and each of its subsidiaries to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time (the “Post-Closing Representation”) of any person who was a stockholder or other officer, employee or director of Target or any Target Subsidiary prior to the Effective Time (any such person, a “Designated Person”) in any matter involving any litigation, arbitration, mediation or other proceeding, by Sheppard, Mullin, Richter & Hampton LLP in connection with this Agreement and the transactions contemplated hereby (the “Current Representation”).

16.4.2 Buyer will not assert, and agrees to cause the Surviving Corporation and each of its Subsidiaries to not assert, any attorney-client privilege with respect to any communication between Sheppard, Mullin, Richter & Hampton LLP and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation in connection with a dispute with Buyer, and following the Closing, with the Surviving Corporation or any of its subsidiaries, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided, that the foregoing agreement of non-assertion and acknowledgment of retention shall not extend to any communication not involving this Agreement or the transactions contemplated hereby, or to communications with any person other than the Designated Persons and their advisors; provided, further, that nothing in this Section 16.4 shall be construed as a waiver of any attorney-client privilege.

16.5 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

16.6 EFFECT OF HEADINGS. The headings of the articles, sections and subsections of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

[SIGNATURES FOLLOW ON NEXT PAGE]

MERGER AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

BUYER	TARGET

One Stop Systems, Inc., a California corporation	Mission Technology Group, Inc., a California corporation

By: /s/ Stephen Cooper	By: /s/ Randy Jones
Stephen Cooper, Chief Executive Officer	Randy Jones, Chief Executive Officer

July 6, 2016

TARGET SHAREHOLDER

/s/ Randy Jones
Randy Jones

EXHIBIT A

CERTIFICATE OF AMENMENT OF ARTICLES OF INCORPORATION

[Attached]

CERTIFICATE OF AMENDMENT OF ARTICLES OF

INCORPORATION OF

ONE STOP SYSTEMS, INC.

The undersigned, Stephen D. Cooper and Mark Gunn, certify:

1. They are the President and Secretary, respectively, of One Stop Systems, Inc., a California corporation.

2. The following amendment to the articles of incorporation of the corporation has been duly approved by the board of directors of the corporation:

Section 3.7 PREEMPTIVE RIGHTS.

(a) Preemptive Rights. Subject to Section 3.7(b) below, each holder of outstanding shares will have full preemptive or preferential rights, as these rights are defined by law, to subscribe for or purchase that holder’s proportional part of any shares that may be issued at any time by this Corporation.

(b) Exceptions. The right of holders of outstanding shares to subscribe for or purchase new issues of shares as set forth above does not extend to (i) shares issued solely in exchange for property other than cash, including any shares issued in connection with any merger or reorganization, (ii) shares issued upon exercise or conversion of outstanding options, warrants or other derivative securities or (iii) shares issued in connection with a stock split, stock dividend or recapitalization of the Corporation.

3. The amendment has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote on the amendment was four million one hundred thousand five hundred eigty-eight (4,100,588) shares of Common stock, five hundred thousand (500,000) shares of Series A Preferred stock, one million four hundred fifty thousand (1,450,000) of Series B Preferred stock and one million eighty seven and five (1,087,005) of Series C Preferred stock. The favorable vote of a majority of such shares of Common stock and a majority of such shares of Preferred stock is required to approve the amendment. The number of such shares of each class voting in favor of the amendment equaled or exceeded the required vote for that class.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

We further declare under penalty of perjury of the laws of the State of California the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Escondido, California, on July     , 2016.

Stephen D. Cooper, President

Mark Gunn, Secretary

2

EXHIBIT B

LETTER OF TRANSMITTAL

[Attached]

LETTER OF TRANSMITTAL

For Shareholder’s Signature, to be returned with Certificates Representing Shares of

Common Stock of Mission Technology Group, Inc.

July     , 2016

To One Stop Systems, Inc.:

A. Stock Certificate(s).

The undersigned is the holder of record of the following described certificate(s) representing shares of common stock of Mission Technology Group, Inc., a California corporation (“Target”):

Name and Address of Registered Shareholder as Shown on Company’s Records	Certificate Number	Number of Shares

Total Number of Shares

The undersigned encloses with this letter of transmittal (“Letter of Transmittal”) the above-described certificate(s), to be exchanged for the merger consideration the undersigned is entitled to receive per Sections 2.1 and 2.4 of the Merger Agreement and Plan of Reorganization dated July 6, 2016 (“Merger Agreement”) by and among One Stop Systems, Inc., a California corporation (“Buyer”); Target and Randy Jones (“Target Shareholder”). Capitalized terms used in this Letter of Transmittal without definition have the respective meanings given to them in the Merger Agreement.

B. Merger Agreement and Plan of Reorganization.

By executing this Letter of Transmittal, the undersigned acknowledges, represents and warrants the undersigned (a) has read the Merger Agreement and its exhibits, including, but not limited to, Article 8 regarding survival of representations and warranties, and indemnification; (b) understands, consents to, and agrees to be bound by the terms and conditions of the Merger Agreement; (c) has all requisite power and authority to (i) execute and deliver this Letter of Transmittal (including the General Release below) and (ii) convey and transfer the shares of Target common stock listed above; and (d) the execution and delivery of this Letter of Transmittal

LETTER OF TRASMITTAL

(including the General Release below) has been duly and validly authorized by all necessary action on the part of the undersigned.

The undersigned has initialed this Section B to further indicate the undersigned’s awareness and acceptance of each and every provision of the Merger Agreement and its exhibits.

Undersigned’s Initials:

C. General Release.

The undersigned acknowledges delivery of this general release (“General Release”) is a condition to Surviving Corporation’s delivery of the merger consideration per the Merger Agreement, and Surviving Corporation and Buyer are relying on this General Release in consummating the Merger.

NOW, THEREFORE, the undersigned, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Surviving Corporation and Buyer to consummate the Merger, hereby agrees as follows:

1. Release. The undersigned, on behalf of himself, herself or itself and each of his, her or its affiliates, hereby irrevocably, unconditionally and completely releases and forever discharges Surviving Corporation, Buyer, Target, and each of their respective individual, joint or mutual, past, present and future representatives, agents, advisors, accountants, attorneys, affiliates, stockholders, directors, trustees, employees, officers, controlling persons, subsidiaries, successors, assigns, heirs, administrators and executors (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the undersigned or any of the undersigned’s affiliates now has, have ever had or may hereafter have against the Releasees arising contemporaneously with or prior to the Effective Time or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Time, provided, however, nothing contained herein will operate to release any obligations of the Releasees arising (a) under the Merger Agreement or any agreement delivered pursuant to the Merger Agreement, or (b) under Surviving Corporation’s articles of incorporation and bylaws with respect to the indemnification of the undersigned in the undersigned’s capacity as a director or officer of Surviving Corporation.

2. Waiver of California Civil Code Section 1542. The undersigned expressly agrees to waive any rights and benefits available under the provisions of California Civil Code Section 1542 which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The undersigned acknowledges the undersigned may discover facts different from, or in addition to, those which are now known or believed to be true concerning the matters on which this

LETTER OF TRASMITTAL

General Release is based, and agrees this General Release will be and remain effective notwithstanding the discovery of any different or additional facts.

3. Covenant Not to Sue. The undersigned hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

4. Representations and Warranties. The undersigned represents and warrants:

a. This General Release is a legal, valid and binding obligation of the undersigned and the undersigned’s affiliates, and is enforceable against the undersigned and each of the undersigned’s affiliates in accordance with its terms; and

b. The undersigned is entering into this General Release knowingly, voluntarily and with full knowledge of its significance and has been advised to consult with an attorney.

D. Investor Representations. As a condition to receive shares of Surviving Corporation’s common stock (“Securities”), the undersigned represents and warrants to Surviving Corporation and Buyer:

1. The undersigned is a resident of the following state:                     .

2. The undersigned has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder’s fees in connection with the undersigned’s receipt of the Securities.

3. The undersigned has read and is familiar with the confidential information statement dated and distributed by Buyer and Target on or about July [    ], 2016 (“CIS”) and its exhibits.

4. Neither the undersigned nor the undersigned’s representatives, if any, have been furnished any offering literature other than the CIS and the exhibits thereto. The undersigned and the undersigned’s representatives, if any, have relied only on the information contained in the CIS and its exhibits, and information, as described in paragraph 11, furnished or made available to them by Buyer.

5. The undersigned has not distributed the CIS to anyone other than the undersigned’s lawyer, accountant, or other financial advisors; no one except such advisors has used the CIS, and the undersigned has not made any copies of it.

6. The undersigned is an “Accredited Investor,” as such term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act.

7. The undersigned is acquiring the Securities solely for the undersigned’s own account and not as a nominee or agent for any third party, for investment purposes only, and not with a view to or for sale in connection with any distribution. The undersigned does not have any contract, undertaking, agreement, or arrangement with any person to sell or transfer the Securities or grant participation interests in the Securities to such person or to any third person. If the undersigned is

LETTER OF TRASMITTAL

not a natural person, the undersigned was not formed for the purpose of making an investment in Surviving Corporation.

8. The undersigned understands the Securities have not been registered or qualified under the Securities Act, the rules and regulations thereunder, and the securities laws and regulations of each applicable state, all as amended from time to time (collectively, the “Securities Laws”), in reliance on exemptions from such registration and qualification requirements, and such exemptions are dependent in part on the representations made in this investor certificate. The undersigned understands any subsequent resale of the Securities must either be registered and/or qualified under the Securities Laws or be under an exemption from registration and qualification contained in the Securities Laws or the rules and regulations under it.

9. The undersigned understands since the Securities have not been registered or qualified under the Securities Laws, the undersigned must bear the economic risk of an investment in the Securities for an indefinite period of time. The undersigned understands Surviving Corporation has no obligation to register or qualify the Securities for resale under the Securities Laws or to take any action (including the filing of reports or the publication of information required by Rule 144 under the Securities Act) that would make available any exemption from such registration and/or qualification requirements.

10. The undersigned has a preexisting business or personal relationship with the Surviving Corporation and/or its officers, directors or controlling persons, which is of such a nature and duration as has enabled the undersigned, as a reasonably prudent investor, to be aware of the character, business acumen, and general business and financial circumstances of Surviving Corporation or such persons connected with Surviving Corporation.

11. The undersigned understands owning the Securities involves a high degree of risk, and the undersigned has taken full cognizance of and understands all the risks related to the ownership of the Securities. The undersigned, together with the undersigned’s advisors and designated “Purchaser Representative,” has the knowledge, sophistication, and experience in financial and business matters to be capable of fully evaluating the merits and risks of the undersigned’s ownership of the Securities, to be capable of fully understanding the information provided by Surviving Corporation, and to be able to protect the undersigned’s interests in connection with the ownership of the Securities. The undersigned is capable of bearing the economic risk of a complete loss of the undersigned’s investment in the Securities.

12. The undersigned has undertaken an independent investigation of the investment in the Securities and of the business potential of Surviving Corporation as a prudent, sophisticated investor would deem appropriate for an investment in the Securities. The undersigned believes the undersigned has received all the information the undersigned considers necessary or appropriate for deciding whether to receive the Securities. The undersigned has had the opportunity to ask questions and receive answers from Surviving Corporation concerning its businesses and financial condition and the terms and conditions of the receipt of the Securities and to obtain additional information (to the extent Surviving Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the undersigned or to which the undersigned had access. The undersigned understands such discussions and any other pertinent information provided by Surviving Corporation were intended to describe

LETTER OF TRASMITTAL

certain aspects of Surviving Corporation’s business and prospects but were not a thorough or exhaustive description.

13. The undersigned understands Surviving Corporation will issue stop transfer instructions to its transfer agent with respect to the Securities issued as merger consideration and will cause restrictive transfer legends to be affixed to such Securities substantially as follows:

a. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

b. Any other legend required by the Commissioner of Corporations of the State of California or required under any state, local, or foreign law governing such securities.

14. The undersigned has not seen, received, been presented with, or been solicited by any radio or television advertisement, newspaper or magazine article or advertisement, public promotional meeting, leaflet, or any other form of advertising or general solicitation in connection with the issuance of the Securities.

15. The undersigned understands the Securities are speculative and an investment in Surviving Corporation involves a high degree of risk.

16. The undersigned understands there is no trading market for the Securities and Surviving Corporation does not anticipate a trading market will develop, or if developed, will continue. If no market develops, it may be difficult or impossible for the undersigned to sell the Securities should the undersigned desire to do so. There are no assurances the undersigned will be able to sell the Securities, or if the undersigned is able to sell, that the undersigned will be able to sell the Securities at the current value.

17. The undersigned acknowledges the tax consequences of investing in Surviving Corporation will depend on the undersigned’s particular circumstances, and neither Surviving Corporation, Buyer, nor the shareholders, agents, officers, directors, employees, affiliates, or consultants of any of them will be responsible or liable for any tax consequences of an investment in Surviving Corporation. The undersigned will look solely to, and rely on, the undersigned’s own advisers with respect to the tax consequences of this investment.

18. The undersigned has been advised to consult with the undersigned’s own independent legal counsel regarding all legal matters concerning an investment in Surviving Corporation and consult with the undersigned’s own independent tax and other advisors concerning the tax consequences of participating in Surviving Corporation, and has done so to the extent the undersigned considers necessary.

E. Miscellaneous.

1. Waiver. No failure on the part of any Person to exercise or delay on the part of any Person in exercising any power, right, privilege or remedy provided in this Letter of Transmittal will

LETTER OF TRASMITTAL

operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

2. Expenses. If any proceeding relating to this Letter of Transmittal, or the enforcement of any provision of this Letter of Transmittal, is brought by or against the undersigned or any of the Releasees, the prevailing party will be entitled to recover reasonable attorneys’ fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

3. Governing Law. The validity and construction of this Letter of Transmittal will be governed by the internal laws of the State of California, without regard to the conflicts of law principles of such state.

4. Submission to Jurisdiction. Any proceeding or other legal action arising out of or relating to this Letter of Transmittal or the enforcement of any provision of this Letter of Transmittal will be brought or otherwise commenced in any state or federal court located in San Diego County, California. The undersigned expressly and irrevocably consents and submits to the jurisdiction of each state, federal, and appellate court located in San Diego County, California, in connection with any such proceeding.

5. Specific Performance. The undersigned agrees irreparable damage may occur and adequate remedies at law may not be available in the event any of the provisions of this Letter of Transmittal were not performed in accordance with their specific terms or were otherwise breached. The undersigned accordingly agrees Surviving Corporation, Buyer and each other Releasee will be entitled to seek an injunction or injunctions to prevent breaches of this Letter of Transmittal and to enforce specifically the terms and provisions of this Letter of Transmittal in any federal court located in San Diego County, California or California state court located in San Diego County, California, this being in addition to any other remedy to which they are entitled at law or in equity.

6. Construction. The heading references of this Letter of Transmittal are for convenience purposes only, do not constitute a part of this Letter of Transmittal and will not be deemed to limit or affect any of the provisions of this Letter of Transmittal. All words used in this Letter of Transmittal will be construed to be of such gender or number as the circumstances require.

7. Severability. If any provision of this Letter of Transmittal is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Letter of Transmittal will remain in full force and effect. Any provision of this Letter of Transmittal held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8. Entire Agreement. This Letter of Transmittal, together with the Merger Agreement and any agreement delivered pursuant to the Merger Agreement, set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings, oral or written, among or between the undersigned and the undersigned’s affiliates, on the one hand, and Surviving Corporation, Buyer each other Releasee on the other hand, relating to the subject matter hereof. This Letter of Transmittal may not be changed except in a writing signed by the person(s) against whose interest such change will operate.

LETTER OF TRASMITTAL

9. Additional Deliveries. The undersigned and the undersigned’s affiliates will execute and cause to be delivered to Surviving Corporation, Buyer and each other Releasee such instruments and other documents, and will take such other actions, as Surviving Corporation, Buyer and such other Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this Letter of Transmittal.

F. Issuance of Merger Consideration.

In payment for the above-listed shares of Target common stock, please issue the Securities in the name of the undersigned and mail it to the undersigned at the address set forth below:

Name(s):

Mailing Address:

Taxpayer Identification No. or SSN:

Telephone No.:	( ) -

SHAREHOLDER

Signature:
Printed Name:
Dated:

Signature:
Printed Name:
Dated:

INSTRUCTIONS TO SHAREHOLDER

You should complete, date, and sign this Letter of Transmittal and send it, together with your certificate(s) for Target common stock, to:

One Stop Systems, Inc.

2235 Enterprise Street, Suite 110

Escondido, California 92029

Attention: Stephen D. Cooper, President

An envelope addressed to Surviving Corporation is enclosed for your convenience. The signature(s) on the letter must correspond with the name(s) of the registered owner(s) of Target common stock. If certificates are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or other entity, or by an executor, administrator, trustee, guardian, attorney, agent, or other person acting in a fiduciary or representative capacity, proper evidence of the authority to assign, sell, and transfer the shares should be forwarded with the surrendered certificates. Questions

LETTER OF TRASMITTAL

regarding such evidence of authority may be referred to One Stop Systems, Inc., Attention Stephen D. Cooper, President, at 2235 Enterprise Street, Suite 110, Escondido, California 92029.

Certificates should be surrendered without alteration, enlargement, or other change. The method of delivery of the certificates and completed Letter of Transmittal to Surviving Corporation is at the shareholder’s option and risk, but certified or registered mail, properly insured, is recommended.

PLEASE NOTE YOU WILL NOT RECEIVE ANY MERGER CONSIDERATION IN EXCHANGE FOR YOUR TARGET CAPITAL STOCK UNTIL YOU HAVE SURRENDERED SUCH CERTIFICATES AND RETURNED A PROPERLY COMPLETED AND EXECUTED LETTER OF TRANSMITTAL.

EXHIBIT C

TARGET DISCLOSURE SCHEDULE

[Attached]

TARGET DISCLOSURE SCHEDULE

in connection with the

MERGER AGREEMENT AND PLAN OF REORGANIZATION

by and among

ONE STOP SYSTEMS, INC.,

and

MISSION TECHNOLOGY GROUP, INC.,

and

RANDY JONES

Dated as of [             ], 2016

INTRODUCTION

THIS TARGET DISCLOSURE SCHEDULE (the “Target Disclosure Schedule”) relates to that certain Merger Agreement and Plan of Reorganization, dated as of [             ], 2016 (the “Agreement”), by and between One Stop Systems, Inc., a California corporation (“Buyer”) and Mission Technology Group, Inc., a California corporation, (the “Target”), and Randy Jones (the “Target Shareholder”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Agreement.

This Target Disclosure Schedule has been arranged in schedules corresponding to each applicable section of the Agreement. Each schedule in this Target Disclosure Schedule shall be deemed to qualify the corresponding section or subsection of the Agreement and any other section or subsection of the Agreement (including if such section or subsection does not state “except as set forth in Section “     ” of the Target Disclosure Schedule” or words of similar effect) to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other sections or subsections. Certain matters set forth in this Target Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of the Agreement to be set forth herein.

Headings and subheadings (other than references to sections and subsections of the Agreement) in this Target Disclosure Schedule are for convenience or reference only and shall not be deemed to expand or limit the scope of the information required to be disclosed in this Target Disclosure Schedule, to expand or limit the effect of the disclosures contained in this Target Disclosure Schedule or to otherwise affect the interpretation of the Agreement or this Target Disclosure Schedule.

SECTION 3.1

ORGANIZATION, STANDING, QUALIFICATION; CORPORATION POWER AND ACTION

Section 3.1.1:

None.

Section 3.1.2:

None.

Section 3.1.3:

None.

SECTION 3.2

CAPITAL STRUCTURE OF TARGET

None.

SECTION 3.3

SUBSIDIARIES

[Each subsidiary of Target (each a “Target Subsidiary” and collectively “Target Subsidiaries”) is listed in Section 3.3 of the Target Disclosure Schedule, which correctly sets forth for each Target Subsidiary (a) its jurisdiction of organization, (b) the jurisdictions in which it is qualified or licensed to do business as a foreign entity, (c) the number of equity interests authorized, (d) the number of equity interests issued and outstanding, and (v) if the Target Subsidiary is not wholly owned by Target, the number of outstanding equity interests held by Target and the number of outstanding equity interests held by, and the names of, other equity holders. Except as specified in Section 3.3 of the Target Disclosure Schedule, Target or a Target Subsidiary owns all the outstanding equity interests of each Target Subsidiary and neither Target nor any Target Subsidiary has any outstanding investment in or advance of cash to any company other than a Target Subsidiary. There are no outstanding rights or options to acquire, or any outstanding securities convertible into, equity interests of any class of any Target Subsidiary. Each Target Subsidiary (a) is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction listed with respect to it in Section 3.3 of the Target Disclosure Schedule; (c) has the entity power to own all of its property and assets and carry on its business as it is now being conducted; and (d) except as set forth in Section 3.3 of the Target Disclosure Schedule, is not required by its ownership of property, by the conduct of its business, or otherwise to be qualified to do business in any other jurisdictions.]

Target Subsidiaries:

1.	RJ Intellectual Properties, LLC

a.	California

b.	None

SECTION 3.4

TARGET FINANCIAL STATEMENTS; TARGET BALANCE SHEET DATE

[Attached]

[3.4.1 Target has delivered to Buyer (a) unaudited consolidated balance sheets of Target as of December 31, 2015, December 31, 2014, and December 31, 2013, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ending on those dates, reviewed by Target’s independent public accountants and (b) unaudited consolidated balance sheets of Target as of June 30, 2016, together with related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the six (6) month period ending on this date, certified by Target’s chief financial officer as accurately reflecting Target’s financial condition for this period and accurately reflecting all information normally reported to Target’s independent public accountants for the preparation of Target’s financial statements (other than footnotes thereto). The above financial statements delivered to Buyer are referred to as the “Target Financial Statements.”

3.4.2 The Target Financial Statements (a) have been prepared in accordance with the books and records of Target, (b) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied by target throughout the periods indicated, and (c) fairly present the financial position of Target as of the respective dates of the balance sheets included and the results of its operations for the respective periods indicated, subject to normal and recurring year-end adjustments and the lack of footnote disclosure.

3.4.3 June 30, 2016 is referred to in this Agreement as the “Target Balance Sheet Date.”]

SECTION 3.5

TITLE TO ASSETS

[Target and each Target Subsidiary has good and marketable title to all their respective assets and interests in assets, whether real, personal, mixed, tangible, or intangible, that constitute all the assets and interests in assets that are used in the businesses of Target and each Target Subsidiary. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (a) those disclosed in Section 3.5 of the Target Disclosure Schedule or (b) the lien of current taxes not yet due and payable.]

1.	Small Business Administration Loan December 22, 2011

a.	Lender: South County Bank, N.A

b.	Original Principal: $1,000,000

c.	Requires consent for assignment/transfer and merger

2.	Equipment Finance Agreement for HYPERLYNX SI GHZ BND SW entered into by and between U.S Bank Equipment Finance and Target on February 4, 2013.

3.	Comerica Bank Loan/Line of Credit

4.	Equipment Lease Purchase Agreement entered into on December 28, 2010, by and between Wells Fargo Equipment Finance, Inc. and Target.

SECTION 3.6

INVENTORY

None.

SECTION 3.7

INTELLECTUAL PROPERTY

[3.7.1 Section 3.7.1 of the Target Disclosure Schedule contains a complete and accurate list of (a) all Registered Intellectual Property, together with identification of the owner of record of each listed item of Intellectual Property; (b) except for contracts for off-the-shelf software, all agreements, together with identification of all parties to such agreements, under which Target or any Target Subsidiary either obtains or grants the right to use any item of Intellectual Property (the “License Agreements”) together with identification of the Intellectual Property licensed thereunder; and (c) all opinions of counsel (whether in house or outside) on the validity, infringement, or enforceability of any patent owned or controlled by a party other than Target or any Target Subsidiary that relates to any aspect of Target or any Target Subsidiary’s business. For purposes of this Agreement, “Intellectual Property” means any and all inventions, invention studies (whether patentable or unpatentable), designs, patents, patent applications, copyrights, copyright registrations, copyright registration applications, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, trade dress, trade names, trade secrets, secret processes, secret formulas, and technical information and know-how; and “Registered Intellectual Property” means applications, registrations and filings for Intellectual Property owned by the Target or any Target Subsidiary that have been registered, filed, or otherwise perfected or recorded with or by any state, government or other legal authority.

3.7.2 To the Knowledge of Target, the assets of Target and each Target Subsidiary reflected on Target’s June 30, 2016 Balance Sheet include all material Intellectual Property rights necessary for the business of Target and each Target Subsidiary without the need for any license or consent from any Person.

3.7.3 Except as would otherwise have a Material Adverse Effect, appropriate filings, registrations, or issuances have been made with or by the appropriate governmental agencies of the United States, any of the states, and all applicable foreign countries with respect to the Registered Intellectual Property on Section 3.7.1 of the Target Disclosure Schedule.

3.7.4 Except as set forth in Section 3.7.4 of the Target Disclosure Schedule:

(a) Target or Target Subsidiaries are the sole and exclusive owner or licensee of all of the Registered Intellectual Property listed in Section 3.7.1(a) of the Target Disclosure Schedule, and has the sole and exclusive right to use all of the same.

(b) All of the Registered Intellectual Property listed in Section 3.7.1(a) of the Target Disclosure Schedule is free and clear of any attachments, liens, or encumbrances, and none is subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope of the use to the same.

(c) To the Knowledge of Target, there are no claims or demands of any other person, firm, or corporation (other than attorneys’ charges for services rendered to or expenses incurred on behalf of Target or Target Subsidiaries, and except for registration proceedings pending before a registration office) pertaining to the Registered Intellectual Property or License Agreements, and no proceedings have been instituted, are pending, or are threatened in writing (except for registration proceedings pending before a registration office) that challenge the rights of Target or Target Subsidiaries in respect to the same.

(d) To the Knowledge of Target, none of the owned Intellectual Property infringes on the rights of others and none of the rights pertaining to the owned Intellectual Property are being infringed by others.

(e) During the last seven (7) years neither Target nor Target Subsidiaries or any predecessor has been charged with or has charged others with infringement, unfair competition, or violation of rights with respect to any patent, trademark, service mark, trade dress, trade name, or copyright, or with wrongful use of confidential information, trade secrets, or secret processes.

(f) To the Knowledge of Target, there are no unexpired patents necessary for the manufacture of the products of Target or any Target Subsidiary or necessary to the apparatus or methods employed by Target or any Target Subsidiary in manufacturing or producing their products, other than unexpired patents held by Target or Target Subsidiaries or unexpired patents under which Target or Target Subsidiaries is licensed.

(g) To the Knowledge of Target, Target and Target Subsidiaries are not using any patentable inventions, confidential information, trade secrets, or secret processes of others.

(h) Each License Agreement in Section 3.7.1 of the Target Disclosure Schedule is valid and binding in accordance with its terms and is in full force and effect; To the best of Knowledge of Target, neither Target nor Target Subsidiaries nor any other party to any such agreement has breached any material provision or is in default in any material respect under the terms of that agreement; and the Merger will not result in termination of any such agreement, require the consent of any party to any such agreement, or bring into operation any provision of any such agreement.

(i) All employees, contractors, and consultants of Target and each Target Subsidiary and any other third parties who have been involved in the development of any Intellectual Property rights owned by Target or any Target Subsidiary have executed invention assignment agreements in the form(s) delivered to Buyer, and all such employees and consultants who have access to confidential information or trade secrets of Target’s or ant Target Subsidiary’s business or that relate to Intellectual Property rights have executed appropriate nondisclosure agreements in the form(s) delivered to Buyer. Target and each Target Subsidiary have taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of their trade secret and know how rights.

(j) Except as set forth in Section 3.7.1(b) of the Target Disclosure Schedule, neither Target nor any Target Subsidiary is liable for, nor has made any contract or arrangement by which it may become liable to any Person for, any royalty, fee, or other compensation for the ownership, use, license, sale, offer of sale, distribution, manufacture, import, export, reproduction, distribution, public display, public performance of, creation of derivative works based on, or disposition of any of the Intellectual Property rights.]

Section 3.7.1:

1.	Patent No. US 7,752,372 B2. PCI Express Communication System—Jul. 6, 2010.

a.	Assigned to Target.

2.	Patent No. US 7,830,670 B2. Sliding Card Carrier—Nov. 9,2010.

a.	Assigned to Target.

3.	Patent No. US 8,090,263 B2. System and Method for Expanding PCIE Compliant Signals Over a Fiber Optic Medium With No Latency—Jan. 3, 2012.

a.	Assigned to Target.

4.	Patent No. US 8,463,934 B2. Unified System Area Network And Switch—Jun. 11, 2013.

a.	Assigned to Target Subsidiary RJ Intellectual Properties, LLC.

5.	Patent No. US 8,868,777 B2. Unified System Area Network And Switch—Oct. 21, 2014.

a.	Assigned to Target Subsidiary RJ Intellectual Properties, LLC.

6.	Patent No. US D440,205 S. Electrical Connector—Apr. 10, 2001.

a.	Assigned to Target by Mobility Electronics, Inc.

7.	Patent No. US D444,783 S. Computer Housing With Front Doors Open—Jul. 10, 2001.

a.	Assigned to Target by Mobility Electronics, Inc.

8.	Patent No. US D449,299 S. Computer Housing—Oct. 16, 2001.

a.	Assigned to Target by Mobility Electronics, Inc.

9.	Patent No. US D451,923 S. Surface Contour For A Docking Station—Dec. 11, 2001.

a.	Assigned to Target by Mobility Electronics, Inc.

10.	Patent No. US D458,217 S. Accessory Battery For Portable Computer—Jun. 4, 2002.

a.	iGO Corporation as assignee

11.	License Agreement dated as of April 16, 2007 with Mobility Electronics, Inc., for Rhesus Technology.

Section 3.7.2:

None.

Section 3.7.3:

None.

Section 3.7.4:

None.

SECTION 3.8

ACCOUNTS RECEIVABLE

None.

SECTION 3.9

INTERESTS IN TARGET’S PROPERTY

None.

SECTION 3.10

ABSENCE OF UNDISCLOSED LIABILITIES

[To the Knowledge of Target, there are no liabilities of Target or any Target Subsidiary other than the following:

(a) Liabilities disclosed or provided for in Target’s June 30, 2016 Balance Sheet, including the notes to such Balance Sheet;

(b) Liabilities disclosed in Section 3.10 of the Target Disclosure Schedule; or

(c) Liabilities incurred in the ordinary course of business consistent with past practice since the Target Balance Sheet Date, none of which has been adverse to the business of Target or any Target Subsidiary, and none of which is attributable to any period before the Target Balance Sheet Date.]

1.	Miller Group Management Consulting And Related Services Agreement—dated as of February 2, 2016.

2.	Northrop Grumman Systems Corporation and Magma Memorandum of Agreement For CANES Product returns—dated as of January 11, 2016.

3.	All contracts listed in Section 3.21 of the Target Disclosure Schedule.

SECTION 3.11

ABSENCE OF SPECIFIED CHANGES

None.

SECTION 3.12

PERMITS, LICENSES, AND FRANCHISES

None.

SECTION 3.13

JUDGMENTS, DECREES, OR ORDERS RESTRAINING BUSINESS

None.

SECTION 3.14

INSURANCE

None.

SECTION 3.15

LABOR DISPUTES

None.

SECTION 3.16

ENVIRONMENTAL COMPLIANCE; HAZARDOUS MATERIALS

None.

SECTION 3.17

REAL PROPERTY

Section 3.17.1:

None.

Section 3.17.2:

None.

SECTION 3.18

POWERS OF ATTORNEY

Power of Attorney granted to:

1.	Hara CPA Professional Services, Inc.

a.	Contracted for accounting work.

SECTION 3.19

NO VIOLATIONS OF OTHER INSTRUMENTS

[The execution and delivery of this Agreement by Target do not, and the consummation of the Merger by Target will not, (a) violate any provision of Target’s articles of incorporation or bylaws; (b) materially violate any provision of, result in the acceleration of any obligation under, result in a right of termination in another party to, or result in the imposition of any lien or encumbrance on any asset of Target pursuant to the terms of, any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree; (c) result in the termination of any agreement, license, franchise, lease, or permit to which Target is a party or by which Target is bound; or (d) violate or conflict with any other material restriction of any kind or character to which Target is subject. After Target Shareholder has approved the plan of merger as set forth in this Agreement, Target will take, or will have taken, all actions required by law or by Target’s articles of incorporation or bylaws or otherwise required or necessary to authorize the execution and delivery of this Agreement and to authorize the Merger of Target with Buyer pursuant to this Agreement.]

1.

Consent required for assignment of that certain Lease Agreement entered into November 19, 2007 and expiring August 31, 2018 by way of a Second Amendment made May 12, 2015, by and between Carroll Canyon Commerce Center LLC, and Target.

2.	Consent required for assignment of that certain Value Lease Agreement for a Sharp copier MX3115 entered into on October 1, 2015, by and between Sharp Electronics Corporation and Target.

3.	Consent required for assignment of Equipment Finance Agreement for HYPERLYNX SI GHZ BND SW entered into by and between U.S Bank Equipment Finance and Target on February 4, 2013.

4.	Comerica Bank Loan/Line of Credit [Can’t find the agreement in data bank?]

5.	Consent required for assignment of Equipment Lease Purchase Agreement entered into on December 28, 2010, by and between Wells Fargo Equipment Finance, Inc. and Target.

6.	Co-Employment Agreement?

SECTION 3.20

LITIGATION

None.

SECTION 3.21

CONTRACTS

[3.21.1 Except for the contracts, agreements, plans, leases, and licenses described in Section 3.21.1 of the Target Disclosure Schedule, Target or any Target Subsidiary are not parties to or subject to:

(a) Any oral or written employment contract or agreement with any officer, consultant, director, or employee;

(b) Any plan or oral or written contract or agreement, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, severance or the like;

(c) Any contract or agreement with any labor union;

(d) Any lease of machinery, equipment, or other personal property involving payment by it of annual rental in excess of Five Thousand Dollars ($5,000);

(e) Any contract or agreement for the purchase of any materials or supplies except individual purchase orders for less than Five Thousand Dollars ($5,000) incurred in the ordinary course of business;

(f) Any contract for the purchase of equipment or any construction or other agreement not otherwise covered by this schedule and involving any expenditure by the Company of more than Five Thousand Dollars ($5,000);

(g) Any instrument evidencing or related to indebtedness for borrowed money, or pursuant to which the Company is obligated or entitled to borrow money, or any instrument of guaranty;

(h) Any license or franchise agreement either as licenser or licensee or as franchisor or franchisee (other than agreements covered by the schedule of intellectual property to be delivered pursuant to the agreement);

(i) Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

(j) Any contract or agreement for the sale or lease of its products or the furnishings of its services, or any sales agency contract, brokerage contract, distribution contract, or similar contract other than contracts made in the ordinary course of business on standard forms (copies of which standard forms are attached);

(k) Any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person;

(l) Any contract or agreement for or relating to the purchase or acquisition by merger or otherwise of the business, assets, or shares of any other corporation or of any partnership or sole proprietorship (regardless of whether the purchase or acquisition has been consummated), which contract or agreement imposes continuing obligations on or grants continuing rights or benefits to the Company;

(m) Any insurance policy (i) held by Target or any Target Subsidiary during the last three (3) years or (ii) under which any claim could be made; or

(n) Any material contract or agreement not covered by any of the other items of this Section 3.21 that is not either (i) to be performed by Target or any Target Subsidiary within three (3) months from the date of the Agreement or (ii) by its terms terminable by and without penalty to Target or any Target Subsidiary or any successor or assign within three (3) months from the date of the Agreement.

3.21.2 Except as set forth in Section 3.21.2 of the Target Disclosure Schedule:

(a) To the Knowledge of Target, all contracts, agreements, plans, leases, and licenses (including, but not limited to, those described in Section 3.21.1 of the Target Disclosure Schedule) are valid and binding in all material respects in accordance with their terms and are in full force and effect.

(b) Neither Target nor any Target Subsidiary or, to the Knowledge of Target, any other party to any such contract, agreement, plan, lease, or license is in default in any material respect under the terms of any such contract, agreement, plan, lease, or license.

(c) Each of Target and each Target Subsidiary as party to an evidence of indebtedness for borrowed money has received from the holder of such indebtedness cash equal to the principal amount of such indebtedness.

(d) The Merger will not result in the termination of any material contract, agreement, plan, lease, or license; will not require the consent of any other party to the contract, agreement, plan, lease, or license; and will not bring into operation any other provision of the contract, agreement, plan, lease, or license.]

Section 3.21.1:

Vendor	Service Description and Notes	Contract/Service Agreement Terms	Time Frame
Adobe Systems	creative cloud indiv. all MLP DSP renewal paid on Amex—this is used by Eng.	No contract; renewed on 5/17/16; monthly billing	05/17/16-05/16/17

Alarmco Security Systems	building security	No contract; quarterly billing; can cancel service at anytime	04/01/16-06/30/16

Axcient	subscription billed on Amex	Service agreement on file; quarterly billing; 30 day notice required to terminate agreement	04/01/16-06/30/16

BMC Software	foot prints software license — this is used by Ariel	License agreement on file; annual renewal	06/01/16-05/31/17

Consultants—Engineering	Consultants—Engineering	NDA’s on file; agreed upon rates with Julia Elbert Eng. VP

Consultants—Marketing	Sebastian Sindermann and Shawn Peters	NDA’s on file; verbal agreement; month to month billing for agreed upon services; can terminate at any time

D&B	business credit report annual subscription	Contract on file; annual renewal	05/07/16-05/06/17

EMA Design Automation	OrCad Capture CIS maintenance—this is used by Eng.	License agreement on file; annual renewal	06/18/16-06/17/17

Farmers Insurance	business insurance	Policy on file; annual renewal; total policy $9,822—prepaid six months 05/16-10/16 $4,917 includes $6 service fee	05/02/16-05/02/17

GoEngineer	SolidWorks service subscription—this is used by Eng.	Annual renewal -14 month proration	02/01/16-03/31/17

Hara CPA Professional Services	accounting, CFO, HR, and tax services	Engagement letter on file; monthly billing

Jan-Pro	janitorial services 3 days/week and Qtr floor & carpet maintenance + as needed supplies	Service agreement on file; annual renewal; 30 day written termination notice required prior to anniversary date of 8/9; monthly billing	08/09/15-08/08/16

Media Temple	annual web hosting service fee	No contract; annual invoice renewal	03/18/16-03/17/17

Mentor Graphics	HyperLynx software maintenance—this is used by Eng.	License/support agreement on file; annual renewal; prepaid 6 months in Feb. and the other six months will be due in Aug.	02/01/16-01/31/17

Metlife	life insurance—this is for Randy	Policy on file; annual renewal	10/01/15-09/30/16

Miller Capital Corp	lender bank workout; management consulting and related services agreement	Service agreements on file; signed 02/02/16 and 02/26/16	02/02/16-02/01/17

MSDN Subscriptions	VS Pro w/ MSDN online subscription—this is used by Eng.	No contract; 2 year renewal	03/01/16-02/28/18

NetComponents	annual membership—this is used by Ops	Annual renewal; prepaid 10/16-09/17 to lock in rate	10/01/15-09/30/17

NSBA	National Small Business Association membership	No contract; annual invoice renewal	04/30/16-04/29/17

PCI Sig	annual membership—this is used by Eng.	No contract; annual invoice renewal	03/20/16-03/19/17

Prudential Overall Supply	lab coats (smocks)	Service agreement on file; 36 month; auto renewal for 36 month; 90 day termination notice before Aug. anniversary date; Initial contract signed 8/6/07; monthly billing	08/06/13-08/05/16

San Diego Shredders	recycle bin—pickup every 11 weeks at $50 per pick up; can call if we need an early pick-up for $50, plus $7 for each file box on top of the container	No contract; email from vendor regarding current verbal agreement; can cancel service anytime

Sonic Wall	anti-virus and anti-spam annual subscription billed on the Amex	No contract; annual invoice renewal	11/01/15-10/31/16

Syndeo Communications	voicemail support—SV renewal software updates/system maintenance annual subscription	No contract; annual invoice renewal	05/01/16-04/30/17

UCSD Jacobs	annual membership	No contract; annual invoice renewal	01/1/16-12/31/16

Ultimate Health (Armadacare)	supplemental health insurance for Randy and Tim	Policy on file; annual renewal	01/01/16-12/31/16

Underwriters Laboratory	certifications annual membership—this is used by Ops	No contract; annual invoice renewal	01/1/16-12/31/16

Underwriters Laboratory	certifications quarterly service—this is used by Ops	No contract; quarterly billing	04/01/16-06/30/16

Unfunddle STACK Support	compact plan—this is used by Eng.	No contract; monthly billing; can terminate at anytime; terms for use of website on file

Wall Street Journal	billed quarterly on Amex	No contract; quarterly billing; can cancel at anytime	04/01/16-06/30/16

WES Associates	IT services—need most current contract for new service rate	Contract on file; monthly billing

Vendor	Payment Agreement	Terms of Agreement	Change in credit Limit	Original Credit Limit	Current Credit Limit	Change In Status

Western Electronics, LLC	Yes	Verbal agreement between Tim Miller of Mission Technology Group, Inc. and Rob Subia at Western Electronics, LLC, to pay $10,000 per week, beginning 6/22/16, until balance has been paid in full	Yes	Undisclosed	$0.00	Payment terms changed from Net 45 to Prepayment

Master Distributors	No	N/A	No	Undisclosed	Undisclosed	Currently on credit hold; credit hold will be released once payment of past due invoices has been received

Sanmina Corporation	Yes	Verbal agreement between Alondra Hernandez of Hara CPA Prof. Services, Inc., representing Mission Technology Group, Inc., and Beth Horst of Sanmina Corporation, to pay entire balance in full by the end of June 2016. Final payment submitted June 29, 2016.	No	$50,000.00	$50,000.00	N/A

Streamline Circuits	No	N/A	No	Undisclosed	Undisclosed	Currently on credit hold; credit hold will be released once payment of past due invoices has been received

SYNNEX Corporation	No	N/A	Yes	$75,000.00	$5,000.00	N/A

•	All contracts and agreements referenced in any other section of this Target Disclosure Schedule.

•	Commission and Position Rate Change documents for Matthew Rackstein, Nathan Parada, and Tom Fries.

•	Employment Agreement entered into February 7, 2011 by and between Timothy Miller and Target.

•	Certificate of Liability Insurance dated July 14, 2015 between Producer Aon Risk Services Northeast, Inc. and TriNet HR Corporation and Target.

•	Time Clock Rental Agreement entered into on December 2, 2014 by and between Nettime Solutions LLC and Target.

•	Northrop Grumman Systems Corporation and Magma Memorandum of Agreement for CANES Product returns.

•	Patent Purchase Agreement entered into May 6, 2016 by and between GigaIO Networks, Inc., and Target and RJ Intellectual Properties LLC.

•	Agreement entered into January 23, 2014 by and between Target Shareholder and Target.

•	Engagement letter entered into January 20, 2016 by and between Hara CPA Professional Services, Inc. and Target.

•	TriNet 401(k) Plan Asset Transfer Election Form for Clients with Existing Plan Assets by and between Target and Transamerica.

•	Multiple Employer Plan Checklist for the Participating EMployer between Target and Trinet HR Corporation and Transamerica.

•	Transamerica Volume Submitter Multiple Employer Tax-Favored Savings and Discretionary Contribution Plan and Trust Agreement (Adoption and Acceptance Agreement) entered into January 1, 2015.

•	TriNet Passport Services Requisition Form.

•	Trinet HR Corporation Terms and Conditions Agreement.

•	Ultimate Health Renewal Acceptance Form 2016.

•	US Bank Delivery & Acceptance Certificate, Agreement #168075.

•	US Bank Equipment Finance Agreement, Agreement #168075.

•	Consultant or Independent Contractor Agreement entered into February 27, 2007 by and between WES & Associates, LLC and Target.

•	Consultant or Independent Contractor Agreement entered into June 21 2016 by and between Target and WES & Associates, LLC.

•	Insurance Declaration by Mid-Century Insurance Company for Target with policy period from May 2, 2015 to May 2, 2016.

•	Signed representation letter for balance sheet, statement of operations, statement of stockholder’s’ equity and statement of cash flows review for Target dated April 24, 2014.

Section 3.21.2:

All contracts and agreements referenced in Sections 3.10 and 3.5 of this Target Disclosure Schedule.

SECTION 3.22

TAXES

Section 3.22.1:

None.

Section 3.22.2:

None.

SECTION 3.23

PRIVACY AND DATA SECURITY

None.

SECTION 3.24

CUSTOMERS AND SUPPLIERS

[3.24.1 Section 3.24.1 of the Target Disclosure Schedule sets forth each of Target and Target Subsidiaries’ ten (10) largest customers (based on the dollar amount of sales to such customers) for the year ended December 31, 2015 and the five-month period ended June 30, 2016 (“Material Customers”). Except as set forth in Section 3.24.1 of the Target Disclosure Schedule, (a) to the Knowledge of Target, all Material Customers continue to be customers of Target and Target Subsidiaries and no Material Customer has provided written or oral notice it will not continue to be a customer after the consummation of the Merger; (b) since December 31, 2015, no Material Customer has modified or indicated that it intends to modify the terms of its relationship with Target or any Target Subsidiary in any material respect; (c) since December 31, 2015, no Material Customer has cancelled or otherwise terminated its relationship with Target or any Target Subsidiary or threatened to do so; and (e) Target and Target Subsidiaries are not involved in any material claim, dispute or controversy with any Material Customer.

3.24.2 Section 3.24.2 of the Target Disclosure Schedule sets forth each of Target and Target Subsidiaries’ ten (10) largest suppliers (based on the dollar amount of purchases from such suppliers) for the year ended December 31, 2015 and the five-month period ended June 30, 2016 (“Material Suppliers ”). Except as set forth in Section 3.24 of the Target Disclosure Schedule, (i) all Material Suppliers continue to be suppliers of Target and Target Subsidiaries, and no Material Supplier has given written or oral notice it will not continue to be a supplier of Target or any Target Subsidiary after the consummation of the Merger; (ii) none of the Material Suppliers has reduced materially its sales to Target or any Target Subsidiary from the levels achieved during the calendar year ended December 31, 2015, or indicated it intends to do so; (iii) since December 31, 2015, no Material Supplier has modified or indicated it intends to modify the terms of its relationship with Target or any Target Subsidiary in any material respect; (iv) since December 31, 2015, no Material Supplier has cancelled or otherwise terminated its relationship with Target or any Target Subsidiary or threatened to do so; (v) Target and Target Subsidiaries are not involved in any material claim, dispute or controversy with any Material Supplier; and (vi) no supplier to Target or any Target Subsidiary represents a sole source of supply for any goods and services used in the conduct of their business.]

Section 3.24.1 (Material Customers):

Material Customers	Sum of Extended Price
SGI International, Inc	$496,212
1SourceVideo	$463,450
DRS Laurel Technologies	$445,457
CF Computer	$360,174
xxxxxxxxxxxxxxxxxxxxxxxxxx

$281,850
ScanSource Communications	$269,814
New Tech Solutions Inc.	$230,432
TAC Systems, Inc.	$216,086
Global Distribution Group	$209,870
Magenta Sys	$169,782

Section 3.24.2 (Material Suppliers):

Material Suppliers	Sum of Extended Cost
Western Electronics LLC	$1,087,676.16
Avnet Electronics	$338,151.63
Gemini Manufacturing & Engineering, Inc.	$213,219.86
ARROW ELECTRONICS, INC	$209,416.16
Cetech Power Systems	$208,294.97
Hitem Hi-Tech Electronic Man., Inc.	$164,415.65
Sanmina Corporation	$122,805.38
JMR Electronics	$71,992.50
Bay Associates dba Enhance Inc	$62,503.50
Mouser Electronics	$42,694.34

SECTION 3.25

AFFILIATED BUSINESSES

[3.25.1 Section 3.25.1 of the Target Disclosure Schedule contains a complete and accurate list of all corporations, partnerships, limited liability companies, and sole proprietorships, directly or indirectly owned or controlled by any of the officers or directors of Target or any Target Subsidiary, which during the past three (3) years (a) have engaged in any business similar to any of Target’s or any Target Subsidiary’s businesses or (b) have conducted business with Target or any Target Subsidiary as a supplier, customer, lessor, lessee, or otherwise.

3.25.2 The list contained in Section 3.25.1 of the Target Disclosure Schedule specifies (a) the business engaged in by each such corporation, partnership, or sole proprietorship during the past three (3) years, and (b) the nature and volume of the business of each such corporation, partnership, or sole proprietorship conducted with Target or any Target Subsidiary and the period during which it has been conducted.]

Section 3.25.1:

1.	RJ Intellectual Properties, LLC.

2.	GigaIO Networks, Inc.

Section 3.25.2:

SECTION 3.26

GOVERNMENT REPORTS

None.

SECTION 3.27

CLAIMS, INQUIRIES AND CITATIONS AFFECTING TARGET

[3.27.1 Section 3.27.1 of the Target Disclosure Schedule contains a complete and accurate list of all claims, inquiries, citations, penalties assessed, and other proceedings of federal, state, or local governmental agencies and of others in respect of Target or any Target Subsidiary during the past three (3) years that relate to any provision of federal, state, or local laws or regulations, including those relating to occupational safety and health, equal employment opportunity, and environmental pollution.

3.27.2 Except to the extent indicated in Section 3.27.1 of the Target Disclosure Schedule, all such claims, inquiries, citations, or proceedings have been terminated or will be terminated at a cost to Target and Target Subsidiaries of not more than Five Thousand Dollars ($5,000) in any one instance and not more than Five Thousand Dollars ($5,000) in the aggregate.

3.27.3 Except as set forth in Section 3.27.1 of the Target Disclosure Schedule, the buildings and operations of Target and Target Subsidiaries comply in all material respects with all applicable federal, state, and local laws.]

Section 3.27.1:

1.	Audit by Franchise Tax Board set for July 7 2016.

SECTION 3.28

CORPORATE DOCUMENTS

None.

SECTION 3.29

PERSONNEL

[3.29.1 Identification and Compensation. Section 3.29.1 of the Target Disclosure Schedule contains a complete and accurate list of the names and addresses of all officers, directors, employees, agents, and manufacturer’s representatives of Target and each Target Subsidiary, stating the rates of compensation payable to each.

3.29.2 Employment Contracts and Benefits. Section 3.29.2 of the Target Disclosure Schedule contains a complete and accurate list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Target or any Target Subsidiary is a party or by which Target or any Target Subsidiary is bound. All these contracts and arrangements are in full force and effect, and neither Target nor any Target Subsidiary, nor, to the Knowledge of Target, any other party is in default under them. There have been no claims of defaults and, to Target’s knowledge, there are no facts or conditions that if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to Target’s knowledge, threatened labor dispute, strike, or work stoppage affecting Target’s or any Target Subsidiary’s business. Target and each Target Subsidiary have complied with all applicable laws for each of their respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA ”), as amended, if and to the extent applicable. To the Knowledge of Target, there are no threatened or pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law; nor is there, to Target’s knowledge, any basis for such a claim. Except as set forth in Section 3.29.2 of the Target Disclosure Schedule, neither Target nor any Target Subsidiary has entered into any severance or similar arrangement with any present or former employee that will result in any obligation, absolute or contingent, of Buyer, Target, or any Target Subsidiary, to make any payment to any present or former employee following termination of employment.]

Section 3.29.2:

•	Current stock options will be cancelled after signing of Merger Agreement.

•	Commission and Position Rate Change documents for Matthew Rackstein, Nathan Parada, and Tom Fries.

•	Employment Agreement entered into February 7, 2011 by and between Timothy Miller and Target.

Section 3.29.3:

1.	Wells Fargo Bank, P.O Box 6995, Portland, OR 97228.

2.	Comerica Bank, 9350 Mira Mesa Blvd., San Diego, CA 92126.

SECTION 3.30

CONTINUITY OF BUSINESS ENTERPRISE

None.

SECTION 3.31

NO BROKERS

None.

SECTION 3.32

DISCLOSURE

None.

EXHIBIT D

BUYER DISCLOSURE SCHEDULE

[Attached]

BUYER DISCLOSURE SCHEDULE

INTRODUCTION

THIS BUYER DISCLOSURE SCHEDULE (the “Buyer Disclosure Schedule”) relates to that certain Merger Agreement and Plan of Reorganization, dated as of July 6, 2016 (the “Agreement”), by and between One Stop Systems, Inc., a California corporation (“Buyer”) and Mission Technology Group, Inc., a California corporation, (the “Target”), and Randy Jones (the “Target Shareholder”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Agreement.

This Buyer Disclosure Schedule has been arranged in schedules corresponding to each applicable section of the Agreement. Each schedule in this Buyer Disclosure Schedule shall be deemed to qualify the corresponding section or subsection of the Agreement and any other section or subsection of the Agreement (including if such section or subsection does not state “except as set forth in Section “    ” of the Buyer Disclosure Schedule” or words of similar effect) to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other sections or subsections. Certain matters set forth in this Buyer Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of the Agreement to be set forth herein.

Headings and subheadings (other than references to sections and subsections of the Agreement) in this Buyer Disclosure Schedule are for convenience or reference only and shall not be deemed to expand or limit the scope of the information required to be disclosed in this Buyer Disclosure Schedule, to expand or limit the effect of the disclosures contained in this Buyer Disclosure Schedule or to otherwise affect the interpretation of the Agreement or this Buyer Disclosure Schedule.

SECTION 4.1

ORGANIZATION, STANDING, QUALIFICATION; CORPORATE POWER AND ACTION

Section 4.1.1:

None.

Section 4.1.2:

None.

Section 4.1.3:

None.

SECTION 4.2

NO VIOLATION OF OTHER INSTRUMENTS

Section 4.2:

None.

SECTION 4.3

NO BROKERS

Section 4.3:

None.

SECTION 4.4

CAPITAL STRUCTURE OF BUYER

OSS Stock Options

Employees (All employee options vest over 3 years, 1/3 after 1 year then 1/12 every quarter)

Grant Date	Party	Grant Type	# of Shares in Grant	# of Shares Exercised	# of Shares Remaining	Price per Share	Remaining Exercise Price	Vesting %
5/23/2007	Altagracia Balstron	ISO	1,000	583	417	$0.75	$312.75	100%
5/23/2007	Anthony Johnson	ISO	1,000	542	458	$0.75	$343.50	100%
7/20/2015	Braden Cooper	ISO	10,000	0	10,000.00	$0.80	$8,000.00	0%
5/23/2007	Carla Basquin	ISO	4,000	1,600	2,400	$0.75	$1,800.00	100%
12/7/2011	Carla Basquin	ISO	20,000	0	20,000	$0.76	$15,200.00	100%
5/23/2007	Edgar Gerardo Sanchez	ISO	1,000	0	1,000	$0.75	$750.00	100%
12/7/2011	Frank Duarte	ISO	20,000	1,744	18,256	$0.76	$13,874.75	100%
4/8/2015	Jaen Marik	ISO	10,000	0	10,000	$0.80	$8,000.00	33%
5/23/2007	Jeff Bigus	ISO	3,000	0	3,000	$0.75	$2,250.00	100%
12/7/2011	Jim Ison	ISO	30,000	15,039	14,961	$0.76	$11,370.36	100%
10/1/2012	Jim Ison	ISO	40,000	0	40,000	$0.76	$30,400.00	100%
7/16/2014	Jim Ison	ISO	50,000	0	50,000	$0.46	$23,000.00	58%
4/2/2016	Jim Ison	ISO	25,000	0	25,000	$1.08	$27,000.00	0%
5/23/2007	Kermit McGovern	ISO	2,000	0	2,000	$0.75	$1,500.00	100%
4/1/2008	Kirk Anderson	ISO	30,000	10,354	19,646	$1.00	$19,646.00	100%
5/14/2009	Kirk Anderson	ISO	30,000	0	30,000	$0.76	$22,800.00	100%
12/7/2011	Kirk Anderson	ISO	60,000	0	60,000	$0.76	$45,600.00	100%
1/18/2012	Kirk Anderson	ISO	30,000	0	30,000	$0.76	$22,800.00	100%
7/16/2014	Kirk Anderson	ISO	50,000	0	50,000	$0.46	$23,000.00	58%
4/2/2016	Kirk Anderson	ISO	25,000	0	25,000	$1.08	$27,000.00	0%
5/23/2007	Mark Gunn	ISO	30,000	8,507	21,493	$0.75	$16,119.75	100%
4/1/2008	Mark Gunn	ISO	30,000	0	30,000	$1.00	$30,000.00	100%
5/14/2009	Mark Gunn	ISO	30,000	0	30,000	$0.75	$22,500.00	100%
12/7/2011	Mark Gunn	ISO	60,000	0	60,000	$0.76	$45,600.00	100%
1/18/2012	Mark Gunn	ISO	30,000	0	30,000	$0.76	$22,800.00	100%
7/16/2014	Mark Gunn	ISO	50,000	0	50,000	$0.46	$23,000.00	58%
4/2/2016	Mark Gunn	ISO	25,000	0	25,000	$1.08	$27,000.00	0%
5/23/2007	Mark Perrin	ISO	3,000	800	2,200	$0.75	$1,650.00	100%
12/7/2011	Mark Perrin	ISO	20,000	0	20,000	$0.76	$15,200.00	100%
5/23/2007	Mike Feldns	ISO	2,000	0	2,000	$0.75	$1,500.00	100%
5/23/2007	Phi Nguyen	ISO	1,000	0	1,000	$0.75	$750.00	100%
5/23/2007	Phomma Phasouk	ISO	2,000	0	2,000	$0.75	$1,500.00	100%
5/23/2007	Shawn Schermerhorn	ISO	15,000	0	15,000	$0.75	$11,250.00	100%
12/7/2011	Shawn Schermerhorn	ISO	20,000	0	20,000	$0.76	$15,200.00	100%
5/23/2007	Steve Cooper	NQ	100,000	0	100,000	$0.75	$75,000.00	100%
4/1/2008	Steve Cooper	NQ	100,000	0	100,000	$1.00	$100,000.00	100%
5/14/2009	Steve Cooper	NQ	100,000	0	100,000	$0.75	$75,000.00	100%
12/7/2011	Steve Cooper	NQ	200,000	0	200,000	$0.76	$152,000.00	100%
1/18/2012	Steve Cooper	NQ	100,000	0	100,000	$0.76	$76,000.00	100%
7/16/2014	Steve Cooper	NQ	180,000	0	180,000	$0.46	$82,800.00	58%
4/2/2016	Steve Cooper	NQ	25,000	0	25,000	$1.08	$27,000.00	0%
	Total		1,893,500	264,646	1,628,851		1,126,217	

Outside Board Members (Vesting is 25% quarterly from time of grant over 1 year)

Grant Date	Party	Grant Type	# of Shares in Grant	# of Shares Exercised	# of Shares Remaining	Price per Share	Remaining Exercise Price	
4/1/2008	Dave Flowers	NQ	25,000	0	25,000	$1.00	$25,000.00	100%
5/14/2009	Dave Flowers	NQ	25,000	0	25,000	$0.75	$18,750.00	100%
12/7/2011	Dave Flowers	NQ	50,000	0	50,000	$0.76	$38,000.00	100%
1/18/2012	Dave Flowers	NQ	25,000	0	25,000	$0.76	$19,000.00	100%
5/23/2007	John Reardon	NQ	25,000	0	25,000	$0.75	$18,750.00	100%
4/1/2008	John Reardon	NQ	25,000	0	25,000	$1.00	$25,000.00	100%
5/14/2009	John Reardon	NQ	25,000	0	25,000	$0.75	$18,750.00	100%
12/7/2011	John Reardon	NQ	50,000	0	50,000	$0.76	$38,000.00	100%
1/18/2012	John Reardon	NQ	25,000	0	25,000	$0.76	$19,000.00	100%
7/16/2014	John Reardon	NQ	40,000	0	40,000	$0.46	$18,400.00	100%
4/2/2016	John Reardon	NQ	20,000	0	20,000	$1.08	$21,600.00	0%
5/23/2007	Bill Carpenter	NQ	25,000	0	25,000	$0.75	$18,750.00	100%
4/1/2008	Bill Carpenter	NQ	25,000	0	25,000	$1.00	$25,000.00	100%
5/14/2009	Bill Carpenter	NQ	25,000	0	25,000	$0.75	$18,750.00	100%
12/7/2011	Bill Carpenter	NQ	50,000	0	50,000	$0.76	$38,000.00	100%
1/18/2012	Bill Carpenter	NQ	25,000	0	25,000	$0.76	$19,000.00	100%
7/16/2014	Bill Carpenter	NQ	40,000	0	40,000	$0.46	$18,400.00	100%
4/2/2016	Bill Carpenter	NQ	20,000	0	20,000	$1.08	$21,600.00	0%
5/23/2007	Ken Potashner	NQ	25,000	0	25,000	$0.75	$18,750.00	100%
4/1/2008	Ken Potashner	NQ	25,000	0	25,000	$1.00	$25,000.00	100%
5/14/2009	Ken Potashner	NQ	25,000	0	25,000	$0.75	$18,750.00	100%
12/7/2011	Ken Potashner	NQ	50,000	0	50,000	$0.76	$38,000.00	100%
1/18/2012	Ken Potashner	NQ	25,000	0	25,000	$0.76	$19,000.00	100%
7/16/2014	Ken Potashner	NQ	40,000	0	40,000	$0.46	$18,400.00	100%
4/2/2016	Ken Potashner	NQ	20,000	0	20,000	$1.08	$21,600.00	0%
	Total		1,148,000	390,000	758,000		$899,250.00	

Warrants related to Kenco loans in 2013 and new term loans in 2014 (fully vested at time of grant)

Grant Date	Party		# of Shares in Grant	# of Shares Exercised	# of Shares Remaining	Price per Share	Remaining Exercise Price	
7/29/2013	Kenco	NQ	65,790	0	65,790	$0.76	$50,000.40	100%
12/27/2013	Kenco	NQ	32,895	0	32,895	$0.76	$25,000.20	100%
11/14/2014	Kenco	NQ	13,158	0	13,158	$0.76	$10,000.08	100%
11/14/2014	Wellington Finance LLC	NQ	13,158	0	13,158	$0.76	$10,000.08	100%
11/14/2014	Timothy Ruedh	NQ	6,579	0	6,579	$0.76	$5,000.04	100%
	Total		131,580	0	131,580		$100,000.80	
	Total Options and Warrants		3,028,680	606,646	2,412,411		$1,628,467.91	

Total Options Exercised plus Still Outstanding 3,068,960

SECTION 4.5

BUYER FINANCIAL STATEMENTS; BUYER BALANCE SHEET DATE

Section 4.5.1:

None.

Section 4.5.2:

None.

Section 4.5.3:

None.

SECTION 4.6

INSURANCE

Section 4.6:

None.

SECTION 4.7

CONTINUITY OF BUSINESS ENTERPRISE

Section 4.7:

None.

SECTION 4.8

TITLE TO ASSETS

Section 4.8:

UCC filing on all OSS assets by Bank of the West per loan agreement.

SECTION 4.9

INTERESTS IN BUYER’S PROPERTY

Section 4.9:

None.

SECTION 4.10

ABSENCE OF UNDISCLOSED LIABILITIES

Section 4.10:

None.

SECTION 4.11

ABSENCE OF SPECIFIED CHANGES

Section 4.11:

d) Officer, director and employee and pay raises

e) Officer and director stock option grants

f) Officer and employee commissions and bonuses

g) Stock options exercised by employees

i) New debt from Bank of the West and from outside investors to fund merger

m) Amended articles of incorporation per merger requirements

n) Merger agreement requirements

SECTION 4.12

PERMITS, LICENSES, AND FRANCHISES

Section 4.12:

None.

SECTION 4.13

JUDGMENTS, DECREES, OR ORDERS RESTRAINING BUSINESS

Section 4.13:

None.

SECTION 4.14

LABOR DISPUTES

Section 4.14:

None.

SECTION 4.15

ENVIRONMENTAL COMPLIANCE; HAZARDOUS MATERIALS

Section 4.15.1:

Main Facility:

2235 Enterprise Street, Suite 110 (and other adjoining suites)

Escondido, CA 92029

Section 4.15.2:

None.

SECTION 4.16

LITIGATION

Section 4.16:

None.

SECTION 4.17

CLAIMS, INQUIRIES AND CITATIONS AFFECTING BUYER

Section 4.17.1:

None.

Section 4.17.2:

None.

Section 4.17.3:

None.